UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GOOGLE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GOOGLE INC.

1600 AMPHITHEATRE PARKWAY

MOUNTAIN VIEW, CA 94043

(650) 253-0000

March 29, 2010

Dear Stockholders:

We are pleased to invite you to attend our 2010 Annual Meeting of stockholders to be held on Thursday, May 13, 2010 at 2:00 p.m., local time, at our headquarters at 1600 Amphitheatre Parkway, Mountain View, California 94043. For your convenience, we are also pleased to offer a live webcast of our Annual Meeting and Google Moderator to allow you to propose questions for the question and answer portion of the Annual Meeting on the Investor Relations section of our web site at investor.google.com.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2009 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and products.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting. If you want more information, please see the Questions and Answers section of this proxy statement or visit the Annual Stockholders Meeting section of our Investor Relations web site.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice you received in the mail.

Also, please let us know if you plan to attend our Annual Meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

Thank you for your ongoing support of Google. We look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Sergey Brin	/s/ Larry Page	/s/ Eric Schmidt

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	3
Why am I receiving these materials?	3
What information is contained in this proxy statement?	3
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?	3
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	3
How do I get electronic access to the proxy materials?	4
What items of business will be voted on at the Annual Meeting?	4
How does the board of directors recommend that I vote?	4
What shares can I vote?	4
How many votes am I entitled to per share?	5
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	5
How can I contact Google’s transfer agent?	5
How can I attend the Annual Meeting?	5
Is the Annual Meeting going to be webcast?	6
How can I vote my shares in person at the Annual Meeting?	6
How can I vote my shares without attending the Annual Meeting?	6
Can I change my vote or revoke my proxy?	6
Is my vote confidential?	7
How many shares must be present or represented to conduct business at the Annual Meeting?	7
How are votes counted?	7
What is the voting requirement to approve each of the proposals?	7
Is cumulative voting permitted for the election of directors?	7
What happens if additional matters are presented at the Annual Meeting?	8
Who will serve as inspector of elections?	8
Who will bear the cost of soliciting votes for the Annual Meeting?	8
Where can I find the voting results of the Annual Meeting?	8
What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	8
Can I participate in the question and answer portion of the Annual Meeting without attending the Annual Meeting?	9

CORPORATE GOVERNANCE AND BOARD MATTERS	10
Board Meetings	10
Board Leadership Structure	10
Board Committees	11
Audit Committee	11
Nominating and Corporate Governance Committee	12
Leadership Development and Compensation Committee	13
Executive Committee	14
Acquisition Committee	14
Board’s Role in Risk Oversight	14
Director Independence	15
Compensation Committee Interlocks and Insider Participation	15
Consideration of Director Nominees	15
Stockholder Recommendations and Nominees	15
Director Qualifications	16
Identification and Evaluation of Nominees for Directors	17
Executive Sessions	17
Outside Advisors	18
Board Effectiveness	18
Communications with the Board of Directors	18

ii

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m., local time, on Thursday, May 13, 2010

Place	Google’s headquarters, 1600 Amphitheatre Parkway, Mountain View, California 94043. For your convenience, we are pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our web site at investor.google.com.

Items of Business	(1) To elect nine members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as Google’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

(3) To approve an amendment to Google’s 2004 Stock Plan to increase the number of authorized shares of Class A common stock issuable under the plan by 6,500,000.

(4) To consider and act upon a stockholder proposal regarding a sustainability report, if properly presented at the meeting.

(5) To consider and act upon a stockholder proposal regarding online advertising, privacy, and sensitive information, if properly presented at the meeting.

(6) To consider and act upon a stockholder proposal regarding the adoption of human rights principles with respect to business in China, if properly presented at the meeting.

(7) To consider such other business as may properly come before the meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Google stockholder as of the close of business on March 15, 2010 (the “Record Date”).

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a Google stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

The Annual Meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 12:30 p.m., local time, and you should allow ample time for the check-in procedures.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail, the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 3 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By order of the Board of Directors,

Eric Schmidt
Chairman of the Board of Directors and
Chief Executive Officer

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about March 30, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these materials?

A: Our board of directors has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Google’s 2010 Annual Meeting of stockholders, which will take place on Thursday, May 13, 2010 at 2:00 p.m. local time, at our headquarters located at 1600 Amphitheatre Parkway, Mountain View, California 94043. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors, and certain other required information.

Q: Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2009 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q: I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials and the 2009 Annual Report to Stockholders to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and the 2009 Annual Report to Stockholders to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, these proxy materials or the 2009 Annual Report to Stockholders, stockholders may write or email us at the following address and email address:

Investor Relations

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Email: irgoog@google.com

Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q: How do I get electronic access to the proxy materials?

A: The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: What items of business will be voted on at the Annual Meeting?

A: The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of nine directors.

•	The ratification of Ernst & Young LLP as Google’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

•	The approval of an amendment to Google’s 2004 Stock Plan to increase the number of authorized shares of Class A common stock issuable under the plan by 6,500,000.

•	A stockholder proposal regarding a sustainability report, if properly presented at the meeting.

•	A stockholder proposal regarding online advertising, privacy, and sensitive information, if properly presented at the meeting.

•	A stockholder proposal regarding the adoption of human rights principles with respect to business in China, if properly presented at the meeting.

We will also consider any other business that properly comes before the Annual Meeting.

Q: How does the board of directors recommend that I vote?

A: Our board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors.

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

•	“FOR” the amendment to our 2004 Stock Plan to increase the number of authorized shares of Class A common stock issuable under the plan by 6,500,000.

•	“AGAINST” the stockholder proposal regarding a sustainability report.

•	“AGAINST” the stockholder proposal regarding online advertising, privacy, and sensitive information.

•	“AGAINST” the stockholder proposal regarding the adoption of human rights principles with respect to Google business in China.

Q: What shares can I vote?

A: Each share of Google Class A common stock and Class B common stock issued and outstanding as of the close of business on the Record Date for the 2010 Annual Meeting of stockholders is entitled to be voted on all items being voted on at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date we had 318,412,846 shares of common stock issued and outstanding, consisting of 244,982,070 shares of Class A common stock and 73,430,776 shares of Class B common stock.

Q: How many votes am I entitled to per share?

A: Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the Record Date, and each holder of shares of Class B common stock is entitled to ten votes for each share of Class B common stock held as of the Record Date. The Class A common stock and Class B common stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most Google stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by Google. As the stockholder of record, you have the right to grant your voting proxy directly to Google or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, Google has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q: How can I contact Google’s transfer agent?

A: Contact our transfer agent by either writing Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940, or by telephoning 866-298-8535 or 781-575-2879.

Q: How can I attend the Annual Meeting?

A: You are entitled to attend the Annual Meeting only if you were a Google stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 15, 2010, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or internet, by indicating your plans when prompted.

The meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 12:30 p.m., local time, and you should allow ample time for the check-in procedures.

Q: Is the Annual Meeting going to be webcast?

A: For your convenience, we are pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our web site at investor.google.com.

Q: How can I vote my shares in person at the Annual Meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the Annual Meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q: Can I change my vote or revoke my proxy?

A: You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to Google’s Corporate Secretary at Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q: Is my vote confidential?

A: Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Google or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to Google management.

Q: How many shares must be present or represented to conduct business at the Annual Meeting?

A: The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding Class A and Class B common stock of Google (voting together as a single class) must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: How are votes counted?

A: In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Q: What is the voting requirement to approve each of the proposals?

A: In the election of directors, the nine persons receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected.

The affirmative “FOR” vote of a majority of the votes cast on the proposal is required to approve (1) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, (2) the amendment to our 2004 Stock Plan to increase the number of shares of Class A common stock issuable under the plan by 6,500,000 shares, (3) the stockholder proposal regarding a sustainability report, (4) the stockholder proposal regarding online advertising, privacy, and sensitive information, and (5) the stockholder proposal regarding the adoption of human rights principles with respect to business in China.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What happens if additional matters are presented at the Annual Meeting?

A: Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Eric Schmidt, Patrick Pichette, and David Drummond, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from Computershare Trust Company, N.A.

Q: Who will bear the cost of soliciting votes for the Annual Meeting?

A: Google will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Georgeson Inc. to assist us in the distribution of proxy materials. We will pay Georgeson Inc. a fee of $750 plus customary costs and expenses for these services.

Q: Where can I find the voting results of the Annual Meeting?

A: We will announce preliminary voting results at the Annual Meeting and publish them on our web site at investor.google.com. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our website.

Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Google’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2011 Annual Meeting of stockholders, the Corporate Secretary of Google must receive the written proposal at our principal executive offices no later than November 29, 2011; provided, however, that in the event that we hold our 2011 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2010 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Google Inc.

Attn: Corporate Secretary

1600 Amphitheatre Parkway

Mountain View, California 94043

Fax: (650) 618-1806

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting given by or at the direction of our board of directors, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2011 Annual Meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on January 13, 2011, and

•	not later than the close of business on February 12, 2011.

In the event that we hold our 2011 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2010 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the earlier of the following two dates:

•	the 10th day following the day on which notice of the meeting date is mailed, or

•	the 10th day following the day on which public disclosure of the meeting date is made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the Corporate Secretary of Google at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance and Board Matters—Consideration of Director Nominees—Stockholder Recommendations and Nominees” on page 15.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: A copy of our bylaws is available at investor.google.com/bylaws.html. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q: Can I participate in the question and answer portion of the Annual Meeting without attending the Annual Meeting?

A: Yes. We will use Google Moderator to make it very easy for stockholders to participate in the question and answer portion of the Annual Meeting. By using Google Moderator, you can help us pick the questions most relevant to our Annual Meeting. Please go to the Investor Relations section of our web site at investor.google.com in the days leading up to the Annual Meeting to vote for the questions you care about and submit your own.

During the question and answer period at the Annual Meeting, we will alternate between answering the questions asked by attendees at the Annual Meeting and the questions in the lead on Google Moderator at the time of the meeting (we will arrange for stockholders who are at the meeting in person to read these questions). We will answer as many questions as time permits.

* * * * *

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers (including our principal executive officer and principal financial and accounting officer), and employees, known as the Google Code of Conduct. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and board committee charters, form the framework for Google’s corporate governance. The Google Code of Conduct and our Corporate Governance Guidelines are available at investor.google.com. Google will post amendments to the Google Code of Conduct or waivers of the Google Code of Conduct for directors and executive officers on the same web site on which the Code is posted.

Stockholders may request free printed copies of the Google Code of Conduct, the Corporate Governance Guidelines, and committee charters by filling out our contact form at investor.google.com or sending inquiries to:

Investor Relations

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Email: irgoog@google.com

Board Meetings

During 2009, the board of directors held five meetings and acted by written consent once. Each director attended at least 80% of all board of directors and applicable committee meetings. We encourage our directors to attend our Annual Meeting of stockholders. Last year, five directors attended Google’s Annual Meeting of stockholders.

Board Leadership Structure

The board of directors believes that Eric Schmidt’s service as both chairman of the board and Chief Executive Officer is in the best interest of Google and its stockholders. Eric possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Google, and is thus best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances Google’s ability to communicate its message and strategy clearly and consistently to Google’s stockholders, employees, customers, and users.

Our current certificate of incorporation and bylaws provide that the chairman of our board of directors may not be an employee or officer of our company and may not have been an employee or officer for the last three years, unless the appointment is approved by two-thirds of the members of our board of directors. In April 2007, our board of directors unanimously appointed Eric Schmidt as chairman of the board of directors.

Each of the directors other than Eric Schmidt, Sergey Brin, and Larry Page is independent (see “Director Independence” below), and the board believes that the independent directors provide effective oversight of management. In addition, in April 2007, our board of directors appointed John L. Hennessy as our Lead Independent Director. As Lead Independent Director, John’s responsibilities include:

•	Coordinating and moderating executive sessions of the board of directors’ independent directors.

•

Advising the chairman of the board of directors as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

•	Confirming the agenda with the Chief Executive Officer for meetings of the board of directors.

•	Holding regular update sessions with the chairman of the board of directors.

•	Acting as the principal liaison between the independent directors and the chairman of the board of directors on sensitive issues.

•	Performing such other duties as the board of directors may from time to time delegate to the Lead Independent Director to assist the board of directors in the fulfillment of its responsibilities.

The board believes that these responsibilities appropriately and effectively complement Google’s combined chairman/Chief Executive Officer structure. Although the board currently believes that the combination of the chairman and Chief Executive Officer roles is appropriate in the current circumstances, Google’s Corporate Governance Guidelines do not establish this approach as a policy.

Board Committees

For most of 2009, our board of directors consisted of ten directors. Arthur D. Levinson resigned from our board of directors effective October 12, 2009. Our board of directors has the following five standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, (3) a Leadership Development and Compensation Committee (the “LDC Committee”), (4) an Executive Committee, and (5) an Acquisition Committee. We also had a Real Estate Committee during 2009 that was dissolved effective July 7, 2009. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at investor.google.com/committees.html.

The committee membership and meetings during 2009 and the primary functions of each of the committees are described below.

Board of Directors	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee	Executive Committee	Real Estate Committee(1)	Acquisition Committee
Eric Schmidt				Chair	Chair	Chair
Sergey Brin				Member	Member	Member
Larry Page				Member	Member	Member
L. John Doerr(2)	Member		Member
John L. Hennessy		Member
Arthur D. Levinson(3)			Member
Ann Mather	Chair				Member
Paul S. Otellini(4)			Chair
K. Ram Shriram	Member					Member
Shirley M. Tilghman		Member

(1)	The Real Estate Committee was dissolved on July 7, 2009.
(2)	L. John Doerr became a member of the Leadership Development and Compensation Committee on October 14, 2009.
(3)	Arthur D. Levinson resigned effective October 12, 2009.
(4)	The board of directors appointed Paul S. Otellini as the Chair of the Leadership Development and Compensation Committee on October 14, 2009.

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships, and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence, and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy, and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

•	Reviewing regulatory filings with management and our auditors.

•	Preparing any report the SEC requires for inclusion in our annual proxy statement.

During 2009, the Audit Committee held seven meetings. Our Audit Committee is currently comprised of Ann Mather, L. John Doerr, and K. Ram Shriram, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and the Listing Rules of The NASDAQ Stock Market (“NASDAQ”).

The board of directors has determined that Ann Mather is an audit committee financial expert as defined under the rules of the SEC. Ann’s relevant experience includes her service as Executive Vice President and Chief Financial Officer for Pixar. Prior to her services at Pixar, she was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures. She also held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ann served as a director and a member of the audit committee of Central European Media Enterprises Group, and is a director and chair of the audit committee of Glu Mobile Inc. She served as a director of Shopping.com until it was acquired by eBay Inc., and was chair of the audit committee and a member of its corporate governance and nominating committee. Ann also served as a director of Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009. Ann is also on the board of directors of Ariat International, Inc. Ann holds a Master of Arts degree from Cambridge University.

The Audit Committee charter is available at investor.google.com/committee_audit.html. A free printed copy is available to any stockholder who requests it by following the instructions on page 10.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

•

Evaluating the composition, size, organization, and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.

•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

•

Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

•	Making regular written reports to the board of directors.

•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

During 2009, the Nominating and Corporate Governance Committee held five meetings. Our Nominating and Corporate Governance Committee consists of John L. Hennessy and Shirley M. Tilghman, each of whom is a non-employee member of our board of directors. Our Nominating and Corporate Governance Committee does not have a chairperson. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in the Listing Rules of NASDAQ.

The charter of the Nominating and Corporate Governance Committee is available at investor.google.com/committee_nominating.html. A free printed copy is available to any stockholder who requests it by following the instructions on page 10.

Leadership Development and Compensation Committee

The purpose of our LDC Committee is to oversee Google’s compensation programs. The LDC Committee may form and delegate authority to subcommittees or otherwise delegate its responsibilities to the extent allowed under applicable law. The LDC Committee’s responsibilities include:

•	Reviewing and approving Google’s general compensation strategy.

•	Establishing annual and long-term performance goals for Google’s CEO and other executive officers.

•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers of Google.

•	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites, and other compensation and benefit plans for the CEO.

•	Reviewing and approving all salaries, bonuses, equity awards, perquisites, and other compensation and benefit plans for the other executive officers of Google.

•

Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements, and other material agreements between Google and its executive officers.

•	Acting as the administering committee for Google’s stock and bonus plans and for any equity or cash compensation arrangements that may be adopted by Google from time to time.

•

Providing oversight for Google’s overall compensation plans and benefit programs, monitoring trends in executive and overall compensation, and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

•	Reviewing and approving compensation programs as well as salaries, fees, bonuses, and equity awards for non-employee members of the board of directors.

•	Reviewing plans for the development, retention, and succession of executive officers of Google.

•	Reviewing executive education and development programs.

•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

•	Reporting regularly to the board of directors on the committee’s activities.

•

Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include the CD&A disclosure in Google’s annual public filings.

•	Preparing and approving the annual LDC Committee Report to be included in Google’s annual public filings.

•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

•

Investigating any matter brought to its attention, with full access to all Google books, records, facilities, and employees and obtaining advice, reports, or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

During 2009, the LDC Committee held five meetings and acted by written consent 18 times. Our LDC Committee currently consists of L. John Doerr and Paul S. Otellini, each of whom is a non-employee member of our board of directors. Arthur D. Levinson served as a member of the LDC Committee until his resignation from our board of directors in October 2009. Our LDC Committee did not have a chairperson until October 2009. At its meeting on October 14, 2009, the LDC Committee agreed to rotate the role of the chairperson between the Committee members, effective January 1 of each year. The board of directors appointed Paul S. Otellini as the chairperson for the remainder of 2009 and 2010. Each member of our LDC Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our LDC Committee is independent as defined in the Listing Rules of NASDAQ.

The CD&A included in this proxy statement includes additional information regarding the LDC Committee’s processes and procedures for considering and determining executive officer compensation.

The charter of the LDC Committee is available at investor.google.com/committee_leadership.html. A free printed copy is available to any stockholder who requests it by following the instructions on page 10.

Executive Committee

The Executive Committee, for which the board of directors adopted a formal charter in 2004, serves as an administrative committee of the board of directors to act upon and facilitate the consideration by senior management and the board of directors of certain high-level business and strategic matters. During 2009, the Executive Committee held four meetings. Our Executive Committee consists of Eric Schmidt, Sergey Brin, and Larry Page.

The charter of the Executive Committee is available at investor.google.com/committee_executive.html. A free printed copy is available to any stockholder who requests it by following the instructions on page 10.

Acquisition Committee

The Acquisition Committee, for which the board of directors adopted a formal charter in 2006, serves as an administrative committee of the board of directors to review and approve certain investment, acquisition, and divestiture transactions proposed by management. During 2009, the Acquisition Committee acted by written consent twice. Our Acquisition Committee consists of Eric Schmidt, Sergey Brin, Larry Page, and K. Ram Shriram.

The charter of the Acquisition Committee is available at investor.google.com/committee_acquisition.html. A free printed copy is available to any stockholder who requests it by following the instructions on page 10.

Board’s Role in Risk Oversight

The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. These committees then provide reports to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance, and other risks. The board and its committees oversee risks associated with their respective areas of responsibility, as summarized above.

Director Independence

The board of directors has determined that each of the director nominees standing for election, except Eric Schmidt, Sergey Brin, and Larry Page, has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined in the Listing Rules of NASDAQ. In determining the independence of our directors, the board of directors has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the Listing Rules of NASDAQ. In determining the independence of our directors, the board of directors considered all transactions in which Google and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below, transactions involving payments made by Google to companies in the ordinary course of business where L. John Doerr, John L. Hennessy, or Paul S. Otellini serve on the board of directors or as a member of the executive management team of the other company, and transactions involving payments made by Google to educational institutions with which John L. Hennessy and Shirley M. Tilghman are affiliated.

Compensation Committee Interlocks and Insider Participation

During 2009, Arthur D. Levinson, Paul S. Otellini, and L. John Doerr served on the LDC Committee. None of the members of the LDC Committee has been an officer or employee of Google. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or the LDC Committee.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

The policy of our Nominating and Corporate Governance Committee is to consider properly submitted recommendations for candidates to the board of directors from stockholders. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the board of directors and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Google within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of the shares of Google beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the board, and a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Stockholder recommendations to the board of directors should be sent to:

Google Inc.

Attn: Corporate Secretary

1600 Amphitheatre Parkway

Mountain View, CA 94043

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?” on page  8.

Director Qualifications

Our Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the board of directors consistent with criteria established by the committee. The Nominating and Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. However, the Nominating and Corporate Governance Committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The board of directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic and international companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Most of our directors also have experience serving on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Other directors have experience as presidents or trustees of significant academic, research, and philanthropic institutions, which brings unique perspectives to the board. Further, Google’s directors also have other experience that makes them valuable members, such as experience developing technology or managing technology companies, which provides insight into strategic and operational issues faced by Google.

The Nominating and Corporate Governance Committee and the board believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described in the table below, provide Google with a diverse range of perspectives and judgment necessary to guide Google’s strategies and monitor their execution.

Eric Schmidt

•	Global business leadership as Chief Executive Officer of Google and former chairman and Chief Executive Officer of Novell, Inc.
•	Outside board experience as a director of Novell, Inc., Apple Inc., and Siebel Systems, Inc.
•	Experience developing technology as former chief technology officer at Sun Microsystems, Inc. and a member of the research staff at Xerox Palo Alto Research Center (PARC)

Sergey Brin

•	Business leadership, operational experience, and experience developing technology as founder of Google and President, Technology

Larry Page

•	Business leadership, operational experience, and experience developing technology as founder of Google and President, Products

L. John Doerr

•	Global business leadership as a general partner of Kleiner Perkins Caufield & Byers
•	Outside board experience as a director of Amazon.com, Inc., Move, Inc., drugstore.com, Inc., Homestore.com, Inc., Intuit, Inc., palmOne, Inc., and Sun Microsystems, Inc.

John L. Hennessy

•	Leadership experience as President of Stanford University
•	Outside board experience as a director of Cisco Systems, Inc. and Atheros Communications, Inc.
•	Experience developing technology as founder of MIPS Technologies, Inc. and chief architect of Silicon Graphics Computer Systems

Ann Mather

•	Global business leadership as Executive Vice President and Chief Financial Officer of Pixar
•	Outside board experience as a director of Glu Mobile Inc., Central European Media Enterprises Group, and Shopping.com, Inc.

Paul S. Otellini

•	Global business leadership as President and Chief Executive Officer of Intel Corporation
•	Outside board experience as a director of Intel Corporation

K. Ram Shriram

•

Global business leadership as founder and managing partner of Sherpalo Ventures, vice president of business development at Amazon.com, Inc., president of Junglee Corporation, and member of the executive team of Netscape Communications Corp.

•	Experience as a university trustee

Shirley M. Tilghman

•	Leadership experience as President of Princeton University
•

Trustee of non-profit organizations (Leadership for a Diverse America, Carnegie Endowment for International Peace, King Abdullah University of Science and Technology, and the Association of American Universities)

Identification and Evaluation of Nominees for Directors

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Executive Sessions

Executive sessions of independent directors are held in connection with each regularly scheduled board of directors meeting and at other times as necessary, and are chaired by the Lead Independent Director. The board of directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors. The committees of the board of directors also generally meet in executive session at the end of each committee meeting, except for meetings of the Executive Committee and the Acquisition Committee as these committees have only one or no independent directors.

Outside Advisors

Our board of directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board of directors need not obtain management’s consent to retain outside advisors.

Board Effectiveness

Our board of directors performs an annual self-assessment, led by the Lead Independent Director, to evaluate its effectiveness in fulfilling its obligations.

Communications with the Board of Directors

Stockholders may contact the board of directors about bona fide issues or questions about Google by sending an email to directors@google.com or by writing the Corporate Secretary at the following address:

Google Inc.

Attn: Corporate Secretary

1600 Amphitheatre Parkway

Mountain View, CA 94043

Any matter intended for the board of directors, or for any individual member or members of the board of directors, should be directed to the email address or street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the board of directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

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DIRECTOR COMPENSATION

Standard Board Compensation Arrangements

Prior to July 2009, we only provided equity grants to newly elected non-employee directors, and did not provide any other ongoing equity or cash compensation to our non-employee directors.

In July 2009, the LDC Committee recognized that all but two of our non-employee directors were fully vested in their previously awarded equity grants and therefore were no longer receiving compensation for their contributions to Google. As a result, on July 7, 2009, the Nominating and Corporate Governance Committee and the LDC Committee jointly approved revisions to the standard compensation arrangements for non-employee directors.

Under the revised compensation arrangements, each non-employee director who was fully vested in all previously awarded equity grants as of July 7, 2009 (L. John Doerr, John L. Hennessey, Arthur D. Levinson, Paul S. Otellini, and K. Ram Shriram) received a one-time grant of $500,000 in Google Stock Units (GSUs). Consistent with past officer equity granting practice, we made these grants on the first Wednesday of the month following the date they were approved (August 5, 2009). K. Ram Shriram declined his grant and therefore did not receive these GSUs. Arthur D. Levinson forfeited this grant upon his resignation from Google’s board in October 2009.

Each non-employee director who was not fully vested in all previously awarded equity grants on July 7, 2009 (Ann Mather and Shirley M. Tilghman) will receive a $500,000 grant of GSUs on the first Wednesday of the month following the final vesting date of their previous equity grants, subject to continued service on Google’s board.

Beginning with the first stockholder meeting after receipt of the one-time grant described above, each director will receive an annual $350,000 GSU grant and an annual $75,000 cash retainer. We will make these grants and payments on the first Wednesday of the month following each annual stockholder meeting. In addition, the LDC Committee and the Nominating and Corporate Governance Committee jointly approved payment of a $25,000 annual cash retainer to the Audit Committee chairperson to recognize the increased responsibility and time commitment required by this position.

We will calculate the exact number of GSUs comprising equity grants by dividing the target dollar amount by the closing price of Google’s stock on the day prior to grant. GSUs will vest at the rate of 1/4th on the first anniversary of the grant date and an additional 1/16th each quarter thereafter, subject to continued service on the board of directors on the applicable vesting date. All GSUs are granted under and subject to the terms and conditions of our 2004 Stock Plan and its related grant agreements.

We reimburse our directors for reasonable expenses in connection with attendance at board of directors and committee meetings. Eric, Sergey, and Larry, who are employees of Google, do not receive any compensation for their services as members of our board of directors.

Compensation for 2009

The following table summarizes compensation paid to non-employee directors during 2009. We did not pay any cash compensation to our non-employee directors in 2009.

Name	Stock Awards ($)(1)
L. John Doerr(2)	497,156
John L. Hennessy(3)	497,156
Arthur D. Levinson(4)	497,156
Ann Mather(5)	—
Paul S. Otellini(6)	497,156
K. Ram Shriram	—
Shirley M. Tilghman(7)	—

(1)	The amounts in the stock awards column reflect the aggregate grant date fair value of Google Stock Units (“GSUs”) granted to directors in 2009 in accordance with FASB ASC Topic 718.
(2)	At December 31, 2009, L. John Doerr held 1,102 GSUs.
(3)	At December 31, 2009, John L. Hennessy held 1,102 GSUs and options to purchase 13,750 shares of Class B common stock.
(4)

Arthur D. Levinson resigned from Google’s Board effective October 12, 2009. Upon resignation, he held options to purchase 4,344 shares of Class B common stock which were exercisable within three months and he forfeited his unvested GSUs.

(5)	At December 31, 2009, Ann Mather held 940 GSUs and options to purchase 12,000 shares of Class A common stock.
(6)	At December 31, 2009, Paul S. Otellini held 1,102 GSUs and options to purchase 4,334 shares of Class B common stock.
(7)	At December 31, 2009, Shirley M. Tilghman held 1,200 GSUs and options to purchase 11,000 shares of Class A common stock.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee recommended, and the board of directors nominated, Eric Schmidt, Sergey Brin, Larry Page, L. John Doerr, John L. Hennessy, Ann Mather, Paul S. Otellini, K. Ram Shriram, and Shirley M. Tilghman as nominees for election as members of our board of directors at the Annual Meeting. At the Annual Meeting, nine directors will be elected to the board of directors. Arthur D. Levinson resigned from our board of directors effective October 12, 2009, resulting in one vacancy on the board. The board has not nominated an individual to fill the vacancy. Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently directors of Google. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.

Nominees

The name and certain information regarding each nominee as of December 31, 2009 are set forth below. The section “Director Qualifications” on pages 16-17 of this proxy statement contains information about the leadership skills and other experiences that caused the Nominating and Corporate Governance Committee and the board to determine that the nominees should serve as directors of Google. There are no family relationships among any directors or executive officers of Google.

Name	Age	Current Position with Google
Eric Schmidt	54	Chairman of the Board of Directors and Chief Executive Officer
Sergey Brin	36	President, Technology and Director
Larry Page	37	President, Products and Director
L. John Doerr	58	Director
John L. Hennessy	57	Lead Independent Director
Ann Mather	49	Director
Paul S. Otellini	59	Director
K. Ram Shriram	52	Director
Shirley M. Tilghman	63	Director

Eric Schmidt has served as our Chief Executive Officer since July 2001, as the chairman of our board of directors from March 2001 to April 2004 and again from April 2007 to the present, and as a member of our board of directors since March 2001. Since April 2004, Eric has also served as chairman of the Executive Committee of our board of directors. Prior to joining us, from April 1997 to November 2001, Eric served as chairman of the board of directors of Novell, Inc., a computer networking company, and, from April 1997 to July 2001, as the Chief Executive Officer of Novell. From 1983 until March 1997, Eric held various positions at Sun Microsystems, a supplier of network computing solutions, including Chief Technology Officer from February 1994 to March 1997 and President of Sun Technology Enterprises from February 1991 until February 1994. Eric was previously a director of Apple Inc., a designer, manufacturer, and marketer of personal computers and related products, and Siebel Systems, Inc., a customer relationship management software company. Eric holds a Bachelor of Science degree in electrical engineering from Princeton University and a Master’s degree and Ph.D. in computer science from the University of California at Berkeley.

Sergey Brin, one of our founders, has served as a member of our board of directors since our inception in September 1998, and as our President, Technology since July 2001. From September 1998 to July 2001, Sergey served as our President and chairman of our board of directors. Sergey holds a Master’s degree in computer science from Stanford University and a Bachelor of Science degree with high honors in mathematics and computer science from the University of Maryland at College Park.

Larry Page, one of our founders, has served as a member of our board of directors since our inception in September 1998, and as our President, Products since July 2001. From September 1998 to July 2001, Larry served as our Chief Executive Officer, and from September 1998 to July 2002 as our Chief Financial Officer. Larry holds a Master’s degree in computer science from Stanford University and a Bachelor of Science degree in engineering, with a concentration in computer engineering, from the University of Michigan.

L. John Doerr has served as a member of our board of directors since May 1999. John has been a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. John is also a director of Amazon.com, Inc., an internet retail company. John was previously a director of drugstore.com, Inc., an internet retail company, Homestore.com, Inc., a provider of real estate media and technology solutions, Intuit, Inc., a provider of business and financial management software, palmOne, Inc., a provider of handheld computer and communications solutions, Sun Microsystems, Inc., a supplier of networking computing solutions, and Move, Inc., a provider of real estate media and technology solutions. John holds a Masters of Business Administration degree from Harvard Business School and a Masters of Science degree in electrical engineering and computer science and a Bachelor of Science degree in electrical engineering from Rice University.

John L. Hennessy has served as a member of our board of directors since April 2004, and as Lead Independent Director since April 2007. Since September 2000, John has served as the President of Stanford University. From 1994 to August 2000, John held various positions at Stanford, including Dean of the Stanford University School of Engineering and Chair of the Stanford University Department of Computer Science. John has been a member of the board of directors of Cisco Systems, Inc., a networking equipment company, since January 2002, and chairman of the board of directors of Atheros Communications, Inc., a wireless semiconductor company, since May 1998. John holds a Master’s degree and a Doctoral degree in computer science from the State University of New York, Stony Brook and a Bachelor of Science degree in electrical engineering from Villanova University.

Ann Mather has served as a member of our board of directors since November 2005. Since September 2005, Ann has been a director of Glu Mobile Inc., a publisher of mobile games, and serves as chair of its audit committee. Ann is also a director of Ariat International, Inc, a privately held manufacturer of footwear for equestrian athletes. Ann was previously a director of Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009, and Shopping.com, Inc., a price comparison web site, until it was acquired by eBay Inc. in 2005. Ann was chair of Shopping.com’s audit committee, and a member of its corporate governance and nominating committee. From 1999 to 2004, Ann was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ann was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ann holds a Master of Arts degree from Cambridge University.

Paul S. Otellini has served as a member of our board of directors since April 2004. Paul has served as the Chief Executive Officer and President of Intel Corporation, a semiconductor manufacturing company, since May 2005. Paul has been a member of the board of directors of Intel since 2002. He also served as Intel’s Chief Operating Officer from 2002 to May 2005. From 1974 to 2002, Paul held various positions at Intel, including Executive Vice President and General Manager of the Intel Architecture Group and Executive Vice President and General Manager of the Sales and Marketing Group. Paul holds a Master’s degree from the University of California at Berkeley and a Bachelor’s degree in economics from the University of San Francisco.

K. Ram Shriram has served as a member of our board of directors since September 1998. Since January 2000, Ram has served as managing partner of Sherpalo Ventures, an angel venture investment company. Prior to that, from August 1998 to September 1999, Ram served as Vice President of Business Development at Amazon.com, Inc., an internet retail company. Prior to that, Ram served as President at Junglee Corporation, a provider of database technology, acquired by Amazon.com in 1998. Ram was an early member of the executive team at Netscape Communications Corporation. Ram holds a Bachelor of Science degree from the University of Madras, India.

Shirley M. Tilghman has served as a member of our board of directors since October 2005. Since June 2001, Shirley has served as the President of Princeton University. From August 1986 to June 2001, she served as a Professor at Princeton University and from August 1988 to June 2001 as an Investigator at Howard Hughes Medical Institute. In 1998, she took the role as founding director of Princeton’s multi-disciplinary Lewis-Sigler Institute for Integrative Genomics. Shirley holds a Ph.D. in biochemistry from Temple University and an Honors Bachelor of Science degree in chemistry from Queen’s University.

Required Vote

The nine nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

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PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010. During 2009, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. See “Independent Registered Public Accounting Firm” on page 64. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Google and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young LLP.

Recommendation

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

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PROPOSAL NUMBER 3

APPROVAL OF AN AMENDMENT TO GOOGLE’S 2004 STOCK PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment to the Google Inc. 2004 Stock Plan (the “Plan”) in order to increase the maximum number of shares of our Class A common stock that may be issued under the Plan by 6,500,000 shares.

In March 2010, the LDC Committee recommended, and the full board of directors adopted, subject to stockholder approval, an amendment to the Plan to increase the share reserve by 6,500,000 shares of Class A common stock. Our stockholders have previously authorized us to issue under the Plan up to a total of 37,431,660 shares of Class A common stock, subject to adjustment upon certain changes in our capital structure.

The LDC Committee and the full board of directors believe that in order to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity incentive program. As of December 31, 2009, 14,266,460 shares of our Class A common stock remained available for future grant of stock awards under the Plan, a number that the LDC Committee and the full board of directors believes to be insufficient to meet our anticipated needs. Therefore, the LDC Committee recommended, and the full board of directors approved, subject to stockholder approval, an amendment to increase the maximum number of shares of Class A common stock issuable under the Plan by 6,500,000 shares to a total of 43,931,660 shares of our Class A common stock, subject to adjustment upon certain changes in our capital structure.

Summary of the Plan

The following summary of the Plan is qualified in its entirety by the specific language of the Plan as proposed to be amended, which is included in this proxy statement as Appendix A.

General. Our board of directors originally adopted the Plan in April 2004, and it was subsequently approved by our stockholders in June 2004. In April 2005, our board of directors approved an amendment and restatement of the Plan and stockholders approved the amended and restated Plan in May 2005. In March 2006, our board of directors adopted an amendment to the Plan to increase the share reserve by 4,500,000 shares of Class A common stock and our stockholders approved the amendment in May 2006. In March 2007, our board of directors adopted an amendment to the Plan to increase the share reserve by 4,500,000 shares of Class A common stock and our stockholders approved the amendment in May 2007. In January 2008, our board of directors adopted an amendment to the Plan to increase the share reserve by 6,500,000 shares of Class A common stock and our stockholders approved the amendment in May 2008. In March 2009, our board of directors adopted an amendment to the Plan to increase the share reserve by 8,500,000 shares of Class A common stock and our stockholders approved the amendment in May 2009. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and nonstatutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, GSUs, and other stock based awards to our employees, directors, and consultants. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors, and consultants and employees and consultants of our parent and subsidiary companies, and to promote the success of our business.

Common Stock Available Under the Plan. Assuming stockholders approve this proposal, a total of 43,931,660 shares of Class A common stock will have been reserved for issuance pursuant to the Plan. On December 31, 2009, options to purchase a total of 12,420,441 shares and GSUs representing the right to acquire 4,626,487 shares of our Class A common stock were outstanding under the Plan. The outstanding stock options had a weighted average exercise price of $298.73 per share. On December 31, 2009, 14,266,460 shares of our Class A common stock remained available for future issuance under our Plan.

If an award expires or is terminated or canceled without having been exercised or settled in full, or is forfeited back to or repurchased by us, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares are not deemed to be issued under the Plan with respect to any portion of an award that is settled in cash or to the extent such shares are withheld in satisfaction of tax withholding obligations. If the exercise or purchase price of an award is paid for through the tender of shares, or tax withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the Plan. However, shares that have actually been transferred to a financial institution or other person or entity selected by the Plan administrator will not be returned to the Plan and will not be available for future distribution under the Plan.

Administration of the Plan. Our board of directors, or one or more committees appointed by our board of directors, will administer our Plan (the “administrator”). In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the LDC Committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code to enable us to receive a federal tax deduction for certain compensation paid under the Plan. The administrator has the power to determine the terms of the awards, including the exercise price (which may be changed by the administrator after the date of grant), the number of shares subject to each award (subject to the limits under the Plan), the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award exchange program, an award transfer program (whereby awards may be transferred to a financial institution or other person or entity selected by the Plan administrator), and a program through which participants may reduce cash compensation payable in exchange for awards, and to create other stock based awards that are valued in whole or in part by reference to (or are otherwise based on) shares of our Class A common stock (or the cash equivalent of such shares).

Eligibility. Nonstatutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, GSUs, and other stock based awards may be granted under the Plan to our employees, directors, and consultants, and employees and consultants of any of our parent or subsidiary corporations. Incentive stock options may be granted only to employees. As of December 31, 2009, we had 19,835 employees, nine directors (including three employee directors) and 2,450 consultants and temporary workers.

Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with certain awards granted to such persons, the Plan provides that no service provider may be granted, in any fiscal year, options and/or stock appreciation rights to purchase more than an aggregate of 1,000,000 shares of Class A common stock and an aggregate of 500,000 restricted stock awards, GSUs, performance units, and/or performance shares.

Options. A stock option is the right to purchase shares of our Class A common stock at a fixed exercise price for a fixed period of time. Each option is evidenced by a stock option agreement and is subject to the following terms and conditions:

Number of Options. The administrator will determine the number of shares granted to any eligible individual pursuant to a stock option.

Exercise Price. The administrator will determine the exercise price of options granted under our Plan at the time the options are granted, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price generally must be at least equal to the fair market value of our Class A common stock on the date of grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of our Class A common stock generally is determined with reference to the closing sale price for our Class A common stock (or the closing bid if no sales were reported) on the day the option is granted. As of December 31, 2009, the closing price of our Class A common stock as reported on The Nasdaq Global Select Market was $619.98 per share.

Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. To the extent permitted by applicable law, the Plan permits payment to be made by cash, check, promissory note, other shares of our Class A common stock (with some restrictions), cashless exercises, a reduction in the amount of our liability to the participant, any combination of the prior methods of payment or any other form of consideration permitted by applicable law.

Term of Option. The term of stock options will be stated in the stock option agreement. However, the term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years. No option may be exercised after the expiration of its term.

Termination of Service. After termination of service, an option holder may exercise his or her option for the period of time determined by the administrator and stated in the option agreement. In the absence of a time specified in a participant’s award agreement, a participant may exercise the option within three months of such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement), unless such participant’s service terminates due to the participant’s death or disability, in which case the participant or, if the participant has died, the participant’s estate, beneficiary designated in accordance with the administrator’s requirements or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option, to the extent the option was vested on the date of termination (or to the extent the vesting is accelerated upon the participant’s death), within one year from the date of such termination.

Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee. However, the administrator may at any time implement an award transfer program (whereby awards may be transferred to a financial institution or other person or entity selected by the Plan administrator). In April 2007, we initiated a transferable stock option program for options granted under the Plan, pursuant to which eligible employees are able to sell vested stock options to participating financial institutions as an alternative to exercising options in the traditional method and then selling the underlying shares.

Stock Appreciation Rights. A stock appreciation right is the right to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant, for that number of shares of our Class A common stock with respect to which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our Class A common stock with equivalent value, or in some combination, as determined by the administrator. Each award of stock appreciation rights is evidenced by an award agreement specifying the terms and conditions of the award. The administrator determines the exercise price of stock appreciation rights, the vesting schedule, and other terms and conditions of stock appreciation rights. The administrator also determines the number of shares granted to a service provider pursuant to a stock appreciation right.

After termination of service, a participant will be able to exercise the vested portion of his or her stock appreciation right (including the unvested portion that may be accelerated upon the participant’s death) for the period of time stated in the award agreement. If no such period of time is stated in a participant’s award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Restricted stock awards are awards of shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate including, if the administrator has determined it is desirable for the award to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, that the restricted stock will vest based on the achievement of performance goals. Each award of restricted stock is evidenced by an award agreement specifying the terms and conditions of the award. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator also determines the purchase price of any grants of restricted stock and, unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability.

Google Stock Units. GSUs are awards of restricted stock, performance shares, or performance units that are paid out in installments or on a deferred basis. The administrator determines the terms and conditions of GSUs. Each GSU award will be evidenced by an award agreement that will specify terms and conditions as the administrator may determine in its sole discretion, including, without limitation whatever conditions to vesting it determines to be appropriate. As with awards of restricted stock, performance shares, and performance units, the administrator may set restrictions with respect to the GSUs based on the achievement of specific performance goals. The administrator also determines the number of shares granted pursuant to a GSU award.

Performance Shares and Performance Units. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance goals may be based upon the achievement of company-wide, divisional, or individual goals (including solely continued service), applicable securities laws or other basis determined by the administrator. Payment for performance units and performance shares may be made in cash or in shares of our Class A common stock with equivalent value, or in some combination, as determined by the administrator. Performance units will have an initial dollar value established by the administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our Class A common stock on the grant date. The administrator also determines the number of performance shares and performance units granted to any employee. Each performance unit and performance share is evidenced by an award agreement, and is subject to the terms and conditions determined by the administrator.

Other Stock Based Awards. The administrator has the authority to create awards under the Plan in addition to those specifically described in the Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of our Class A common stock (or the cash equivalent of such shares). These awards may be granted either alone, in addition to, or in tandem with, other awards granted under the Plan and/or cash awards made outside the Plan. Each other stock based award will be evidenced by an award agreement that will specify terms and conditions as the administrator may determine.

Vesting Acceleration Upon Death. If a participant’s service terminates due to the death of the participant, and if at the time of the participant’s death the participant is not a Section 16 Officer, all unvested awards held by the participant will immediately accelerate in full upon the participant’s death, and with respect to options and stock appreciation rights, become exercisable. Participants who are Section 16 Officers at the time of their termination of service due to death are not eligible for such vesting acceleration.

Transferability of Awards. Unless the administrator determines otherwise, our Plan does not allow for the transfer of awards other than by will, by the laws of descent and distribution, or pursuant to an award transfer program which the administrator has reserved the discretion to implement from time to time. Only the participant may exercise an award during his or her lifetime.

Performance Goals. As discussed above, under Section 162(m) of the Code, the annual compensation paid to the chief executive officer, the chief financial officer, and each of the other three most highly compensated executive officers (our named executive officers) may not be deductible to the extent it exceeds $1,000,000. However, we are able to preserve the deductibility of compensation in excess of $1,000,000 if the conditions of Section 162(m) of the

Code are met. These conditions include stockholder approval of the Plan, setting limits on the number of awards that any individual may receive, and for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The administrator (in its discretion) may make performance goals applicable to a participant. One or more of the following performance goals may apply: annual revenue, cash position, controllable profits, customer satisfaction MBOs, earnings per share, individual objectives, net income, new orders, operating cash flow, operating income, return on assets, return on equity, return on sales, and total stockholder return. The performance goals may differ from participant to participant and from award to award. Any criteria used may be measured, as applicable, in absolute terms or in relative terms (including passage of time and/or against another company or companies), on a per-share basis, against the performance of the company as a whole or any segment of the company, and on a pre-tax or after-tax basis.

Adjustments upon Changes in Capitalization. In the event that our stock changes by reason of any dividend (excluding an ordinary dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our securities, or other similar change in our capital structure, the administrator will make the adjustments to the number and class of shares of Class A common stock subject to the Plan, the maximum number of shares of Class A common stock that may be issued to any individual in any fiscal year pursuant to awards, and the number, class, and price of shares of Class A common stock subject to any outstanding award.

Adjustments upon Liquidation or Dissolution. In the event of our liquidation or dissolution, any unexercised award will terminate. The administrator may, in its sole discretion, provide that each participant will have the right to exercise all or any part of the award, including shares as to which the award would not otherwise be exercisable.

Adjustments upon Merger or Change in Control. Our Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each outstanding award. Unless determined otherwise by the administrator, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to shares that would not otherwise have been vested and exercisable, for a period of up to 15 days from the date of notice to the holder of such award. The option or stock appreciation right will terminate at the end of such period. Unless determined otherwise by the administrator, any restricted stock, performance shares, performance units, GSUs, or other stock based awards not assumed or substituted for will be fully vested as to all of the shares subject to the award, including shares which would not otherwise be vested. In the event an outside director is terminated immediately prior to or following a change in control, other than pursuant to a voluntary resignation, the awards he or she received under the Plan will fully vest and become immediately exercisable.

Amendment and Termination of Our Plan. Our Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend, or terminate our Plan provided it does not adversely affect any award previously granted under our Plan.

Plan Benefits

The amount and timing of awards granted under the Plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. The future awards that would be received under the Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

U.S. Federal Income Tax Information

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by Section 162(m) of the Code, we are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. Unless limited by Section 162(m) of the Code, we are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock, Google Stock Units, Performance Shares and Performance Units. A participant generally will not have taxable income at the time an award of restricted stock and GSUs are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Our Tax Impact from Awards. We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our named executive officers. Under Section 162(m) of the Code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met. These conditions include stockholder approval of the Plan and setting limits on the number of awards that any individual may receive per year. The Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, which permits us to continue to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Required Vote

Approval of the proposed amendment to the Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of an amendment to increase the number of shares issuable under the Plan by 6,500,000 shares.

Recommendation

We believe strongly that the approval of the amendment to the Plan is essential to our continued success. Our employees are one of our most valuable assets. Stock options and other awards such as those provided under the Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above the stockholders are being asked to approve the amendment to the Plan.

Our board of directors recommends a vote FOR the approval of an amendment to increase the number of shares issuable under the Plan by 6,500,000 shares.

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STOCKHOLDER PROPOSALS

Proposal 4, Proposal 5, and Proposal 6 are proposals we received from our stockholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The stockholder proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The board of directors’ recommendation on each proposal is presented immediately following the proposal. We will promptly provide you with the name, address, and, to our knowledge, the number of voting securities held by the proponents of the stockholder proposals, upon receiving a written or oral request directed to:

Google Inc.

Attn: Corporate Secretary

1600 Amphitheatre Parkway

Mountain View, CA 94043

PROPOSAL NUMBER 4

STOCKHOLDER PROPOSAL

Trillium Asset Management Corp. and First Affirmative Financial Network, LLC have advised us that they intend to submit the proposal set forth below for consideration at our Annual Meeting.

Sustainability Report

WHEREAS:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper in the long term.

Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)

Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).

Many large institutional investors have made sustainability reporting a key priority and regularly vote in favor of requests for sustainability reporting. According to a Risk Metrics 2008 ESG Background Report the average level of support for sustainability reporting resolutions has been increasing each year, up to 28.1% in 2008.

American Electric Power has stated, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”

A June 2009 letter from the Investor Network for Climate Risk representing $1.4 trillion in assets called on the Securities and Exchange Commission to require companies to disclose material environmental and social risks using the Global Reporting Initiative as a framework.

A 2009 report from the Boston College Carroll School of Management entitled “The Value of Social Reporting” highlighted the important role sustainability reporting can play in both communication and performance management.

Global expectations regarding sustainability reporting are changing rapidly. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France must now provide investors with information on their social and environmental performance.

RESOLVED: Shareholders request the company issue a sustainability report, at reasonable cost and omitting proprietary information, by April 1, 2011.

Supporting Statement

We believe the report should include the company’s definition of sustainability, as well as a company-wide review of company policies and practices related to long-term social and environmental sustainability. We recommend that the company look to the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) in

preparing the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.

Google Opposing Statement

We agree with the proponent that companies that are good environmental stewards are more likely to prosper in the long-term. Indeed, we have taken a number of specific steps to operate more sustainably and reduce our own carbon footprint while also committing to longer term efforts to help build a clean energy future. However, the board of directors opposes this proposal because the board does not believe that a mandated sustainability report is the best avenue to inform stockholders about the sustainability efforts undertaken by Google. Accordingly, we recommend that stockholders vote against this proposal.

We are in frequent communication with our stockholders and the general public regarding our clean energy activities. In 2009 alone we published 24 blog posts on the Official Google Blog relating to our “green” and sustainability initiatives. Members of our green team testified on Capitol Hill four times last year. We also annually participate in the Carbon Disclosure Project and have a website dedicated to highlighting both our current internal sustainability efforts as well as our broader clean energy initiatives across the company which can be viewed at www.google.com/green. The board believes that updates like these provide stockholders with relevant information in a more regular and timely manner than an annual report.

Google is committed to being a responsible global citizen and we take our energy and resource use very seriously. To reduce our environmental impact we’re taking a three-step approach. We first look for ways to reduce our footprint by increasing the energy efficiency and reducing the waste of our own operations. We then try to procure renewable sources of energy where it makes economic sense. Finally, we invest in projects to offset greenhouse gas emissions that we cannot directly or indirectly eliminate. We have undertaken a number of initiatives across these various fronts that show our commitment to operating sustainably and reducing the environmental impact of our global operations.

•

Google is focused on designing and building datacenters that are as efficient and sustainable as possible. We are operating what we believe to be the world’s most efficient data centers, which use about half the energy of a typical data center. Two of these datacenters also use 100% recycled water and 100% of the servers in our datacenters are either recycled or reused.

•

Google is also committed to improving the energy efficiency of our offices. We conduct energy audits at several sites and implement energy and money saving measures including efficient lighting retrofits, building automation and control installations, HVAC system adjustments and upgrades, and many others.

•

We believe in minimizing our production of waste and to do so have instituted recycling programs for multiple input streams, removed water bottles from operations in North America and several other offices, initiated composting programs and shifted to compostable materials in several offices, and shifted our IT infrastructure to minimize paper waste.

•

Google also provides several programs for employees that are designed to minimize our transportation footprint. We operate an extensive shuttle service that uses B20 biodiesel fuel to transport more than 1,500 employees to work in the San Francisco Bay Area every day. We also supply dozens of shared bicycles on our Mountain View campus to reduce the need for short car trips, provide a free car-sharing fleet of plug-in hybrids that allow employees to run errands efficiently, and a self-powered commuting program that allows employees to earn points that translate into a donation from Google to their charity of choice.

•

To reduce the impact of the energy that we use at our headquarters, Google installed 1.6MW of solar panels at our Mountain View headquarters in the summer of 2007. This was one of the largest corporate solar installations in the United States at the time and is enough to power approximately 1,000 average California homes. It reduces our carbon emissions and makes good business sense too; the installation will pay for itself in about 7.5 years.

•

We also measure our carbon footprint every year, and for the emissions that we can not reduce through efficiency or sourcing of renewable energy, we purchase high-quality carbon offsets. Specifically, we purchase offsets from projects that provide a clear plan for monitoring and verification of results by third parties so we can be certain that the reductions are real and permanent.

•

In 2007 our philanthropic arm, Google.org, launched the Renewable Energy Cheaper Than Coal (RE<C) initiative with a goal of creating 1 gigawatt of RE<C within years through an internal engineering team, investments in companies with breakthrough technologies, R&D grants, and support for smart policies.

•

Our engineers have also developed a free home energy monitoring tool called Google PowerMeter that helps consumers access information about their home electricity usage to help them make smarter choices to save energy and money.

•

In addition, we are a founding member of the Climate Savers Computing Initiative, a non-profit committed to making the design and use of all PCs and servers more energy efficient—and to reduce power consumption in computers 50% by 2010.

•

We also have a team that advocates for energy and smart grid public policies that support open platforms, consumer empowerment, and clean energy development and deployment. In the fall of 2008 we compiled a Clean Energy 2030 plan, a potential path to weaning the U.S. off of coal and oil for electricity generation.

We believe that these initiatives, and our current methods of frequently updating stockholders and the public about them, help establish and maintain Google’s reputation as a good corporate citizen and steward of the environment.

Required Vote

Approval of the stockholder proposal requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “AGAINST” the stockholder proposal.

Recommendation

Our board of directors recommends a vote AGAINST the stockholder proposal.

* * * * *

PROPOSAL NUMBER 5

STOCKHOLDER PROPOSAL

As You Sow and Northwest & Ethical Investments L.P. have advised us that they intend to submit the proposal set forth below for consideration at our Annual Meeting.

Online Advertising, Privacy and Sensitive Information

A fast growing segment of Internet advertising is “behavioral advertising,” which requires tracking consumers as they perform personal searches and interact with various web sites. Information gathered from tracking is used by online advertising networks to develop consumer profiles used for more targeted advertising. Behavioral advertising, already a multi-billion dollar industry, is expected to grow dramatically in coming years. In nearly all cases, consumers have not given affirmative opt-in consent for deployment of behavioral advertising.

Online advertising is critical to Google, which attracts approximately 30 percent of U.S. online advertising revenue.

Consumer confidence in Google’s respect for privacy is essential to the Company’s success in online advertising. Nicole Wong, the Company’s Deputy General Counsel, told a Congressional subcommittee in June 2009: “We make privacy a priority because our business depends on it. If our users are uncomfortable with Google’s approach to privacy, they are only one click away from switching to a competitor’s services.”

The Company acknowledges in its 2008 10-K report: “Concerns about our practices with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results.”

Google’s behavioral advertising has become the focus of intense scrutiny and concern on the part of consumers, regulators and legislators.

The Federal Trade Commission (FTC) is currently reviewing online advertising practices and privacy. The head of the FTC’s Bureau of Consumer Protection has noted; “The frameworks that we’ve been using historically for (protecting) privacy are no longer sufficient in this incredibly dynamic marketing.” The U.S. Congress is also considering legislation on behavioral advertising.

There is growing evidence that the American public is alarmed about behavioral advertising. A recent study found that “most adult Americans (66%) do not want marketers to tailor advertisements to their interests. Moreover, when Americans are informed of three common ways that marketers gather data about people in order to tailor ads, even higher percentages – between 73% and 86%—say they would not want such advertising.”

In light of which, we believe the Company should give serious consideration to adopting a policy of seeking prior consent of users.

Numerous concerns about behavioral advertising were recently outlined by a coalition of ten leading consumer privacy groups. This coalition noted that online information about a consumer’s health, financial condition, age, sexual orientation, and other personal attributed can be inferred from online tracking and used to target vulnerable consumers, especially children, who may lack the capacity to evaluate ads.

The coalition recommended that personal and sensitive behavioral data not be disclosed, made available or otherwise used without prior consent of an individual. We believe the Company should adopt online advertising principals incorporating its recommendations. http://www.uspirg.org/uploads/s6/9h/s69h7ytWnmbOJE-V2uGd4w/Online-Privacy---Legislative-Primer.pdf

RESOLVED: Shareholders request the Board adopt, by August 2010, a set of principles for online advertising that goes beyond current Company statements and addresses the collection of sensitive information about health, finances, ethnicity, race, sexual orientation, and political activity for the purposes of behavioral advertising.

Google Opposing Statement

We agree with the proponent that the practice of behavioral advertising raises important privacy issues. The board of directors opposes this proposal because the board believes that Google has already implemented industry-leading privacy controls in our interest-based advertising (IBA) product. Our IBA product gives consumers control over information used to display ads to them, and does not allow advertisers to present ads based on sensitive categories such as race, ethnicity, sexual orientation, religious affiliation, political affiliation, health status, or financial situation. We do not create or rely on sensitive categories for presenting ads, and user interest listings do not contain sensitive categories. Our IBA product does not present ads based on sensitive categories because we believe that excluding such categories is in the best interest of our users. We are also an industry leader in providing a tool—the Ads Preference Manager—letting users view the interest categories associated with their browser and opt out of such categories completely or modify or delete the specific interest categories as they choose.

In regard to behavioral advertising, we participated actively in the Federal Trade Commission’s development of privacy principles relating to online privacy and behavioral advertising. In conjunction with several leading advertising industry associations, Google was also involved in developing comprehensive privacy principles for the use and collection of behavioral data in online advertising. Moreover, regulators and privacy advocates have praised Google’s IBA product for providing robust privacy tools that give consumers meaningful control over the use of data about their Internet surfing habits, including the Ads Preference Manager and a browser plug-in to opt-out of Google’s advertising cookie permanently.

Required Vote

Approval of the stockholder proposal requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “AGAINST” the stockholder proposal.

Recommendation

Our board of directors recommends a vote AGAINST the stockholder proposal.

* * * * *

PROPOSAL NUMBER 6

STOCKHOLDER PROPOSAL

Jing Zhao has advised us that he intends to submit the proposal set forth below for consideration at our Annual Meeting.

Human Rights Impacts of Google Business in China

Whereas, mindful of the misuse of information technology by the Government of China to monitor electronic communications, to restrict Internet access and use, and to arrest and severely punish Internet users in China for expressing and exercising their free speech and free association rights, and

Whereas, recognizing the special responsibilities and obligations that these major abuses of human rights place on Google doing business in China in ways that could contribute to these abuses, and,

Whereas, taking into account the fact that U.S. laws prohibit the involvement and support of U.S. companies in major human rights abuses taking place in foreign nations, and specifically prohibit actions by U.S. companies that contribute to major human rights abuses by law enforcement authorities in China,

Therefore, be it resolved, that the following human rights principles should be formally adopted by Google to guide its actions relating to its operations affecting China:

1. No information technology products or technologies will be sold, and no assistance will be provided to law enforcement authorities in China, that could contribute to human rights abuses in that country. Specifically, no user information will be provided, and no technological assistance will be made available, that would place individuals at risk of persecution based on their access or use of the Internet or electronic communications for free speech and free association purposes.

2. Censorship of access or use of the Internet will not be used as a method of restricting assistance to Chinese law enforcement authorities engaged in Internet or electronic surveillance that adversely affects the human rights of users. Every effort will be made to assist users to have access to encryption and other protective technologies and approaches, so that their access and use of the Internet will not be restricted, before resorting to censorship as a means for preventing unlawful surveillance and repression by Chinese law enforcement authorities. Google will provide financial and technological support to efforts aimed at developing and making more accessible to users in China more advanced technologies that would allow them to evade unlawful surveillance of their Internet use by Chinese authorities.

3. Google will establish a Human Rights Committee with the responsibility to review and approve all policies and actions taken by the Company that might affect human rights observance in countries where it does business, or where its products and technologies are being used. This Committee will include high level officials of Google, and respected outside human rights experts who are in a position to help Google understand the human rights impacts of their activities abroad, and frame approaches that will assure that Google does not contribute to human rights abuses by foreign governments.

Google Opposing Statement

We agree with the proponent that free expression on the internet is a vital issue and that companies should recognize their responsibilities to help protect human rights in the countries in which they do business. The board of directors opposes this proposal, however, because Google is already following strong and specific standards to protect its users and to promote global free expression. We are also currently in the midst of a review of our operations in China that could significantly change the situation to which the proposal is addressed.

The concrete steps Google is taking to support free expression in China and other nations lead the industry. For example, we have paved the way in transparency with our users, telling them when search results are incomplete due to government regulations. When we believe that doing so will help promote the cause of free expression, we publicize instances of government requests and our response to such requests. And we support proposals and legislation that are designed to enhance free expression and oppose censorship. We also fund programs that allow dissidents, bloggers, and journalists to share best practices and make themselves heard.

Google actively participates in industry-wide efforts to set standards for behavior in countries that challenge free expression and threaten their citizens privacy. As one of the founders of the Global Network Initiative, Google works collaboratively with other companies, individuals, and non-governmental organizations engaged in the protection of human rights. We have committed to follow the core principles and guidelines outlined in the GNI and to allow an external audit for companies to demonstrate adherence to the appropriate policies and procedures. We have included the GNI principles in our employee code of conduct and assess the human rights implications of opening new markets or introducing new products into existing markets.

Given these policies and circumstances, we recommend that stockholders vote against this proposal.

Required Vote

Approval of the stockholder proposal requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “AGAINST” the stockholder proposal.

Recommendation

Our board of directors recommends a vote AGAINST the stockholder proposal.

* * * * *

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 17, 2010, concerning, except as indicated by the footnotes below:

•	Each person whom we know beneficially owns more than five percent of our Class A common stock or Class B common stock.

•	Each of our directors and nominees for the board of directors.

•	Each of our named executive officers.

•	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Google Inc., 1600 Amphitheatre Parkway, Mountain View, California 94043.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 244,138,572 shares of Class A common stock and 73,903,421 shares of Class B common stock outstanding at February 17, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 17, 2010, and common stock issuable upon the vesting of GSUs within 60 days of February 17, 2010, ignoring the withholding of shares of common stock to cover applicable taxes. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to Google, except where otherwise noted.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
Officers and Directors
Eric Schmidt	—	—	9,372,741	12.7	9.5
Sergey Brin(2)	2,000	*	28,494,528	38.6	29.0
Larry Page(2)	—	—	29,050,280	39.3	29.6
Patrick Pichette(3)	27,025	*	—	—	*
Nikesh Arora(4)	27,923	*	—	—	*
Alan Eustace(5)	74,151	*	2,772	*	*
Jonathan Rosenberg(6)	67,319	*	17,896	*	*
L. John Doerr(7)	38,484	*	1,901,683	2.6	2.0
John L. Hennessy(8)	4,308	*	12,750	*	*
Ann Mather(9)	12,515	*	—	—	*
Paul S. Otellini(10)	4,015	*	—	—	*
K. Ram Shriram(11)	1,011,367	*	—	—	*
Shirley M. Tilghman(12)	13,900	*	—	—	*
All executive officers and directors as a group(13) (16 persons)	1,339,252	*	68,894,101	93.2	70.2
5% Security Holders
Entities affiliated with Fidelity(14)	18,102,343	7.4	—	—	1.8

(1)

Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)

In a Current Report on Form 8-K filed with the SEC on January 22, 2010, Google disclosed that Larry Page and Sergey Brin each adopted stock trading plans in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and Google’s policies regarding stock transactions. If Larry and Sergey complete all the planned sales under these Rule 10b5-1 trading plans, they would collectively own approximately 47.7 million shares, which would represent approximately 53% of the voting power of Google’s outstanding capital stock as of February 17, 2010 (taking into account the planned sales and assuming no other sales, issuances, repurchases, or conversions of Google capital stock occur).

(3)

Includes 18,491 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 17, 2010, and 8,534 shares of Class A common stock issuable upon vesting of GSUs within 60 days of February 17, 2010. GSUs entitle the reporting person to receive one share of Class A common stock for each share underlying the GSU as the GSU vests.

(4)

Includes 3,150 shares of Class A common stock issuable upon exercise of options that are exercisable, 10,919 shares of Class A common stock issuable upon options that are exercisable within 60 days of February 17, 2010, and 13,854 shares of Class A common stock issuable upon vesting of GSUs within 60 days of February 17, 2010. GSUs entitle the reporting person to receive one share of Class A common stock for each share underlying the GSU as the GSU vests.

(5)

Includes 19,166 shares of Class A common stock issuable upon exercise of options that are exercisable, 10,911 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 17, 2010, and 5,517 shares of Class A common stock issuable upon vesting of GSUs within 60 days of February 17, 2010. GSUs entitle the reporting person to receive one share of Class A common stock for each share underlying the GSU as the GSU vests.

(6)

Includes 17,896 shares of Class B common stock issuable and 19,166 shares of Class A common stock issuable upon options that are exercisable and 10,911 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 17, 2010, and 5,517 shares of Class A common stock issuable upon vesting of GSUs within 60 days of February 17, 2010. GSUs entitle the reporting person to receive one share of Class A common stock for each share underlying the GSU as the GSU vests. The Class B options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor. 4,489 of such shares of Class B common stock will have vested within 60 days of February 17, 2010.

(7)

Includes 18,656 shares of Class A common stock held by the Chad A. Byers Trust; 18,656 shares of Class A common stock held by the Blake H. Byers Trust; 1,172 shares of Class A common stock held by the Brook H. Byers Trust dtd 7/25/86; and 1,901,683 shares of Class B common stock held by Vallejo Ventures Trust. John is trustee of the Chad A. Byers Trust, the Blake H. Byers Trust and the Brook H. Byers Trust dtd 7/25/86 and has voting and investment authority over the shares held by these trusts. John disclaims any pecuniary interest in these trusts. John is a trustee of Vallejo Ventures Trust and shares voting and investment authority over the shares held by such trust. The address for all entities affiliated with L. John Doerr is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025.

(8)

Includes 4,308 shares of Class A common stock held by the Hennessy 1993 Revocable Trust. John is a trustee of the Hennessy 1993 Revocable Trust and has voting and investment authority over the shares held by the trust. Includes 12,750 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of February 17, 2010.

(9)

Includes 10,200 shares of Class A common stock issuable upon exercise of options that are exercisable and 400 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 17, 2010.

(10)

Includes 3,025 shares of Class A common stock held by The Otellini Trust dtd 10/26/87 and 990 shares of Class A common stock held by Paul S. Otellini. Paul is a trustee of the The Otellini Trust dtd 10/26/87 and has voting and investment authority over the shares held by these trusts.

(11)

Includes 250,000 shares of Class A common stock held by the Ram Shriram GRAT #5 Trust; 250,000 shares of Class A common stock held by the Vijay Shriram GRAT #5 Trust; 192,957 shares of Class A common stock held by the Ram Shriram GRAT #4 Trust; 192,957 shares of Class A common stock held by the Vijay Shriram GRAT #4 Trust; 57,043 shares of Class A common stock held by Vidjealatchoumy Shriram; 51,526 shares of Class A common stock held by K. Ram Shriram; and 16,884 shares of Class A common stock held by Janket Ventures Limited Partnership. Ram is a trustee of all the above trusts and has voting and investment authority over the shares held by these trusts.

(12)

Includes 9,400 shares of Class A common stock issuable upon exercise of options that are exercisable, 400 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 17, 2010, and 300 shares of Class A common stock issuable upon vesting of GSUs within 60 days of February 17, 2010. GSUs entitle the reporting person to receive one share of Class A common stock for each share underlying the GSU as the GSU vests.

(13)

Includes 1,339,252 shares of Class A common stock and 68,894,101 shares of Class B common stock held by the directors and executive officers. Also includes 113,114 shares of Class A common stock and 30,646 shares of Class B common stock held by the directors and executive officers issuable upon exercise of options that are exercisable within

60 days of February 17, 2010. Certain of the options provide for exercise prior to vesting, with any unvested shares that are exercised subject to a lapsing repurchase right in our favor. 21,118 shares of Class B common stock of such shares will have vested within 60 days of February 17, 2010. Also includes 33,722 shares of Class A common stock issuable upon vesting of GSUs within 60 days of February 17, 2010. GSUs entitle the reporting person to receive one share of Class A common stock for each share underlying the GSU as the GSU vests.

(14)

Based on the most recently available Schedule 13G filed with the SEC on February 16, 2010, includes 17,016,950 shares of Class A common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”) in its capacity as an investment advisor; 37,351 shares of Class A common stock beneficially owned by Strategic Advisers, Inc., in its capacity as an investment advisor; and 387,249 shares of Class A common stock beneficially owned by FIL Limited (“FIL”). Fidelity and Strategic Advisers, Inc. are wholly owned subsidiaries of FMR LLC, a parent holding company. FIL operates as an entity independent of FMR LLC. Edward C. Johnson III and members of his family own approximately 49% of the voting power of FMR LLC, and approximately 47% of the voting power of FIL and have certain other rights to influence the management of these entities. According to the Schedule 13G filed by FMR LLC on February 16, 2010, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. However, FMR LLC filed the Schedule 13G on February 16, 2010 on a voluntary basis as if all of the shares were beneficially owned by FMR LLC and FIL on a joint basis. The address of Fidelity and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. In addition, 157,223 shares of Class A common stock are beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC, and 503,570 shares of Class A common stock are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC. Both entities hold the shares as a result of serving as investment advisor to institutional accounts. The address of PGALLC and PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Class A and Class B common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during 2009, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

•

A late Form 4 report was filed for Shona Brown on March 4, 2009 to report the vesting of 938 GSU shares on March 1, 2009 (336 GSU shares withheld for tax and 602 GSU shares converted into Class A common stock).

•

A late Form 4 report was filed for Alan Eustace on March 4, 2009 to report the vesting of 1250 GSU shares on March 1, 2009 (461 GSU shares withheld for tax and 789 GSU shares converted into Class A common stock).

•

A late Form 4 report was filed for Jonathan Rosenberg on March 10, 2009 to report the exercise and conversion of 191 shares of Class B common stock, the transfer of the converted 191 shares of Class A common stock to his trust, and the sale of 191 shares of Class A common stock from his trust, effective March 5, 2009.

•

Late Form 4 reports were filed for Shona Brown, Alan Eustace, Jonathan J. Rosenberg, David Drummond, Omid Kordestani, and Patrick Pichette on May 11, May 11, May 11, May 12, May 13, and May 19, 2009 to report their participation in our Exchange Offer, which occurred on March 9, 2009.

•	A late Form 4 report was filed for Shona Brown on June 16, 2009 to report the sale of 508 shares of Class A common stock from her direct holdings, effective June 11, 2009.

•	A late Form 4 report was filed for Ann Mather on June 18, 2009 to report the sale of 120 shares of Class A common stock, effective May 11, 2009.

•

An amendment to a Form 4 report originally filed on June 3, 2009 was filed for Alan Eustace on July 8, 2009 to reflect the conversion of 12,000 shares of Class B common stock to Class A common stock, the gifting of those shares (6,000 each to two new trusts established on May 12, 2009) and related changes in holdings.

•

A late Form 4 report was filed for Patrick Pichette on August 5, 2009 to report the vesting of two separate GSUs, effective August 1, 2009 (636 GSU shares withheld for tax and 753 GSU shares converted into Class A common stock; 417 GSU shares withheld for tax and 493 GSU shares converted into Class A common stock).

•

A late Form 4 report was filed for Alan Eustace on August 7, 2009 to report the exercise of options to purchase 395 shares of Class B common stock, the conversion of the 395 shares to Class A common stock, and the sale of such shares along with 605 more shares of Class A common stock (1,000 total), effective August 4, 2009.

•

An amendment to a Form 4 report originally filed on March 3, 2009 was filed for Arthur D. Levinson on August 27, 2009 to reflect the conversion of shares of Class B common stock to Class A common stock, which was omitted in the original filing.

•

A late Form 4 report was filed for Nikesh Arora on September 10, 2009 to report the vesting of two separate GSUs (1,369 GSU shares withheld for tax and 1,443 GSU shares converted into Class A common stock on September 5, 2009; 244 GSU shares withheld for tax and 256 GSU shares converted into Class A common stock on September 7, 2009).

•	A late Form 4 report was filed for Shona Brown on December 4, 2009 to report the exercise and sale of 583 shares of Class A common stock, effective December 1, 2009.

•	A late Form 4 report was filed for Nikesh Arora on December 11, 2009 to report the vesting of two separate GSUs (1,313 GSU shares withheld for tax and 1,498 GSU shares converted into Class A common stock on December 5, 2009; 234 GSU shares withheld for tax and 266 GSU shares converted into Class A common stock on December 7, 2009).

•

An amendment to a Form 4 report originally filed on December 8, 2009 was filed for Alan Eustace on December 16, 2009 to reflect his GSU vesting (584 GSU shares withheld for tax and 666 GSU shares converted to Class A common stock) and subsequent correction in numbers of holdings for GSUs and Class A common stock.

•	Three amendments to Form 4 reports were filed on January 12, 2010 to amend the stock holdings and transactions originally reported on Form 4 reports filed for K. Ram Shriram on November 4, 2009.

•

A late Form 4 report was filed for K. Ram Shriram on January 12, 2010 to report the conversion of 16,883 shares of Class B common stock held by his limited partnership to Class A common stock and the subsequent sale of 16,883 shares of Class A common stock, as well as the establishment of two new trusts and various gifts made on November 24 and November 25, 2009.

•

A late Form 4 report was filed for Jonathan Rosenberg on June 7, 2009 to report the exercise and conversion of 191 shares of Class B common stock, the transfer of the converted 191 shares of Class A common stock to his trust and the sale of 191 shares of Class A common stock from his trust, effective June 2, 2009.

In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers, and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our Related Party Transactions Policy provides that Google will only enter into a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of Google and its stockholders.

For the purposes of this policy, a related person means:

•	a member of the board of directors (or a nominee to the board of directors);

•	an executive officer;

•	any person who is known to be the beneficial owner of more than five percent of any class of Google’s voting securities;

•	any immediate family member of any of the persons listed above; or

•

any firm, corporation, partnership or other entity in which any of the persons listed above is employed (or is a general partner or principal or in a similar position) or in which any of the persons listed above has a 5% or greater beneficial ownership interest.

We review all known relationships and transactions in which Google and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Google’s legal staff, in consultation with our finance team, is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether Google or a related party has a direct or indirect interest in these transactions. On a periodic basis, the legal and finance teams review all transactions involving payments between Google and any company that has a Google executive officer or director as an officer or director. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions.

If our legal department determines that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. If advance approval of a transaction is not feasible, the chair of the Audit Committee may approve the transaction and the transaction may be ratified by the Audit Committee in accordance with the Related Party Transactions Policy. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:

•	the benefits to Google of the transaction;

•	the nature of the related party’s interest in the transaction;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of Google and our stockholders;

•	the potential impact of the transaction on a director’s independence; and

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction.

Google will disclose the terms of related person transactions in its filings with the SEC to the extent required. Since January 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Corporate Use of Personal Aircraft

Eric Schmidt beneficially owns 100% of one aircraft and 33% of another aircraft, both of which are used by Mr. Schmidt and Google’s executive officers from time to time for business trips. The reimbursement rate for use of these aircraft is $7,500 per hour. The board of directors approved this hourly reimbursement rate based upon a competitive analysis of comparable chartered aircraft and which our board of directors determined was at or below market rates for the charter of similar aircraft. In 2009, we used these aircraft for business-related travel services for certain of our executive officers and we reimbursed Eric Schmidt approximately $1.5 million through December 31, 2009. Due to the fact that the $7,500 hourly costs paid for the use of these aircraft is less than the actual operational costs incurred by Mr. Schmidt as owner of these aircraft, Mr. Schmidt does not profit from the use of these aircraft and therefore does not have a monetary interest in these transactions.

Payments to Stanford University

In 2009, Google paid approximately $7.7 million to Stanford University. Of this amount, $7.3 million primarily represented donations for scholarships and other philanthropic endeavors and approximately $400,000 related to the license by Stanford of patents, including the PageRank patent, to Google. Pursuant to Stanford’s standard royalty arrangements with its students who develop patents in the course of their studies at Stanford, Stanford shares a portion of the royalty revenues associated with some of these patent licenses with Larry Page and Sergey Brin. John L. Hennessy, President of Stanford University, is a member of our board of directors. John does not have a direct interest in any of the transactions described above. In addition, K. Ram Shriram, a Google board member, serves on the Stanford Board of Trustees.

Payments to Anita Borg Institute

In 2009, Google donated approximately $393,000 to the Anita Borg Institute for Women and Technology for scholarships and other philanthropic endeavors. Alan Eustace, Google’s Senior Vice President, Engineering and Research, is a member of the Board of Trustees of the Anita Borg Institute. Alan does not have a direct interest in these transactions.

X PRIZE Foundation

In 2009, Google donated approximately $1,255,000 to the X PRIZE Foundation. The X PRIZE Foundation is an educational nonprofit prize institute whose mission is to create radical breakthroughs for the benefit of humanity. Larry Page is a Trustee of the X PRIZE Foundation and is Google’s President, Products, one of our founders and a member of our board of directors. As of February 17, 2010, Larry held approximately 39% of Google’s Class B common stock. He does not have a direct interest in these transactions.

Investment in 23andMe, Inc.

In June 2009, Google invested approximately $2.6 million in the Series B preferred stock financing of 23andMe, Inc., a privately-held personal genetics company dedicated to helping individuals understand their own genetic information through DNA analysis technologies and web-based interactive tools. Google previously invested approximately $3.9 million in the Series A preferred stock financing of 23andMe in May 2007. In November 2007, Google purchased additional shares of Series A preferred stock of 23andMe held by an investor in 23andMe’s Series A preferred stock financing for approximately $500,000. Google made this investment in the Series B preferred stock financing of 23andMe pursuant to Google’s existing right to purchase its pro rata share of new securities issued by 23andMe. Google continues to hold a minority interest in 23andMe as a result of the Series B investment. 23andMe’s Series B financing involved a number of additional investors including New Enterprise Associates. Anne Wojcicki, who is a co-founder of 23andMe and who is also a stockholder and member of its board of directors, is married to Sergey Brin, Google’s President, Technology and one of its founders. As of February 17, 2010, Sergey held approximately 39% of Google’s Class B common stock. Prior to Google’s investment in 23andMe’s Series B preferred stock financing, Sergey also invested approximately $10 million in 23andMe’s convertible debt financing, which was converted into Series B preferred stock as part of this financing transaction. In June 2009, Google also entered into a lease agreement with 23andMe.

Google’s Audit Committee reviewed and approved the investment and lease transactions as part of Google’s procedures for entering into transactions with related parties. The valuation of the Series B investment was determined by negotiations between New Enterprise Associates and 23andMe in which Google played no role. The terms and conditions of the lease with 23andMe were reviewed by an independent real estate appraiser. As part of its decision-making process, the Audit Committee was advised by independent counsel.

Investment in Silver Spring Networks, Inc.

Google is the sole member of Google Ventures LLC. In January 2009, Google Ventures invested approximately $15 million in the Series D preferred stock financing of Silver Spring Networks, Inc., a smart grid solutions provider. KPCB Holdings, Inc., as nominee for certain funds of Kleiner Perkins Caufield & Byers and several of the managers of the fund, holds more than five percent of the outstanding shares of Silver Spring. L. John Doerr, who is a member of the board of directors of Google, is a managing director of these funds and the general partner of certain Kleiner Perkins Caufield & Byers funds.

Investment in V-Vehicle Company

In July 2009, Google Ventures LLC invested approximately $4 million in the Series B preferred stock financing of V-Vehicle Company, a new car manufacturer. Prior to Google’s investment in this financing, Google also invested approximately $1 million in a convertible debt financing, which was converted into Series A preferred stock as part of this financing transaction. KPCB Holdings, Inc., as nominee for certain funds of Kleiner Perkins Caufield & Byers and several of the managers of the fund, holds more than 10% of the outstanding shares of V-Vehicle. L. John Doerr, who is a member of the board of directors of Google, is a managing director of these funds and the general partner of certain Kleiner Perkins Caufield & Byers funds. L. John Doerr is also a director of V-Vehicle.

Acquisition of Certain Assets from MetaRAM, Inc.

In September 2009, Google purchased certain assets from MetaRAM, Inc., a private company that had ceased commercial operations. MetaRAM’s stockholders included certain funds of Kleiner Perkins Caufield & Byers and Intel Capital. L. John Doerr, who is a member of the board of directors of Google, is a general partner of certain Kleiner Perkins Caufield & Byers funds. Paul S. Otellini, who is a member of the board of directors of Google, is the Chief Executive Officer and President of Intel Corporation, as well as a member of the board of directors of Intel Corporation.

Google’s Audit Committee reviewed and approved these transactions as part of Google’s procedures for entering into transactions with related parties.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Google’s compensation programs reflect our philosophy to pay all of our employees, including our executive officers named in the compensation tables below, in ways that support three primary business objectives:

•	Attract and retain the world’s best talent.

•	Support our culture of innovation and performance.

•	Align employee interests with long-term stockholder interests in the overall success of Google.

To achieve these objectives for Google’s named executive officers, we intend the bulk of their compensation to be at risk with significant upside potential for strong performance, as well as downside exposure for underperformance. We measure both individual and company performance for our named executive officers annually, and reward executives accordingly. We believe this is appropriate given their ability to influence Google’s overall performance.

Although we intend for performance-based incentives and rewards to be substantial when warranted, these incentives are secondary to career growth, work environment, and engaging work opportunities. We seek to develop a highly-motivated and collaborative workforce that pursues achievements for the sake of progress and innovation before individual gain. When Google and individual executives achieve our goals, we ensure that appropriately significant economic rewards follow.

Eric, Sergey, and Larry have voluntarily elected to receive only nominal cash compensation. Their primary compensation continues to come from returns on their ownership stakes in Google. As significant stockholders, their personal wealth is tied directly to sustained stock price appreciation and performance, which provides direct alignment with stockholder interests.

We review our compensation philosophy and practices, including those for our named executive officers, with the LDC Committee on an ongoing basis so that the LDC Committee can recommend changes, if needed, to keep our employees aligned with our business objectives. Each member of our LDC Committee is an “outside” director as defined in Section 162(m) of the Code, and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our LDC Committee is independent as defined in the Listing Rules of NASDAQ. The LDC Committee oversees all of our executive compensation programs and operates under a written charter that is available at investor.google.com/committee_leadership.html. The LDC Committee may delegate the authority to make compensation decisions regarding consultants or employees of Google who are not executive officers. For these purposes, the LDC Committee may form and delegate authority to subcommittees composed of LDC Committee members, executive officers, or other employees of Google.

Comparative Framework

Google reviews both its cash and equity compensation relative to market comparables. We analyze market pay rates at least annually using the most directly-relevant published survey sources available, including surveys from Radford, Towers Perrin, and IPAS. In addition, we analyze information reported in our peer companies’ SEC filings for all direct pay elements, including salary, cash incentives, and equity. For our named executive officers in 2009, we considered peers to be companies that met at least three of the following criteria:

•	High-technology company.

•	Key labor market competitor (e.g., Microsoft, Yahoo, Amazon, eBay).

•	High-growth, with a minimum of 25% revenue and/or headcount growth over the previous two-year period.

•	$10 billion or more in annual revenues.

•	$50 billion or more in market capitalization.

The following companies met these criteria as of the first quarter of 2009 and were selected as peer companies by the LDC Committee (the reported fiscal year reflects data available at the time we completed our analysis in the first quarter of 2009):

Company	Reported Fiscal Year	Revenues (in millions)	Market Cap (in millions)	Headcount	Headcount Growth Over Previous Two Year Period	Revenue Growth Over Previous Two Year Period
Amazon.com	12/31/07	$14,835	$38,614	17,000	42%	75%
Apple	9/30/08	$32,479	$101,036	32,000	80%	68%
Cisco	7/31/08	$39,540	$129,368	66,129	32%	39%
Dell	1/31/08	$61,133	$40,928	82,700	27%	9%
eBay	12/31/07	$7,672	$44,075	15,500	34%	69%
EMC	12/31/07	$13,230	$38,924	37,700	42%	37%
Hewlett Packard	10/31/08	$118,364	$92,492	321,000	106%	29%
IBM	12/31/07	$98,786	$149,646	386,558	17%	8%
Intel	12/31/07	$38,334	$154,308	86,300	-14%	-1%
Microsoft	6/30/08	$60,420	$251,174	91,000	28%	36%
Oracle	5/31/08	$22,430	$117,759	84,233	50%	56%
Qualcomm	9/30/08	$11,142	$71,136	15,400	38%	48%
Sun Microsystems	6/30/08	$13,880	$8,192	34,900	-8%	6%
Yahoo!	12/31/07	$6,969	$31,102	14,300	46%	33%
90th Percentile		$87,490	$152,909	252,000	71%	69%
75th Percentile		$55,200	$126,466	85,783	45%	54%
50th Percentile		$27,455	$81,814	51,915	36%	37%
25th Percentile		$13,393	$39,425	20,750	27%	14%
Google 2008	12/31/08	$21,796	$96,945	20,222	89%	106%
Google 2008 Percentile Rank		46%	58%	25%	95%	100%

In the first quarter of 2009, the LDC Committee reviewed our compensation against this set of peers and within the context of our market pay percentile targets, which are described in the Elements of Compensation section below. Based on this review, and a comparison of relative Google pay, we increased Nikesh’s salary by 10% upon his relocation to the United States, primarily to adjust for USD/GBP exchange rate fluctuations over the previous year. We made no other adjustments to named executive officers’ cash compensation in 2009.

In the first quarter of 2010, we completed our analysis of our annual peer group. Due to changes in the economic environment and Google’s business in the prior year, the LDC Committee approved two changes to our peer group selection criteria for 2010. For 2010, we considered companies for inclusion in the peer group from both the media and high-technology industries and required peers to achieve a minimum of 50% of Google’s revenue and/or headcount growth over the previous two-year period to meet the “high-growth” criterion.

2010 peers would meet at least 3 of the following criteria:

•	High-technology or media company.

•	Key labor market competitor (e.g., Microsoft, Yahoo!, Amazon, eBay).

•	High-growth, with a minimum of 50% of Google’s revenue and/or headcount growth over the previous two-year period.

•	$10 billion or more in annual revenues.

•	$50 billion or more in market capitalization.

These revised criteria resulted in the addition of Walt Disney to our peer group and the removal of Dell, EMC, and Sun. We expected to remove Sun from our peer group due to its acquisition by Oracle.

Our 2010 peer group is below (the reported fiscal year reflects data available at the time we completed our analysis in the first quarter of 2010):

Company	Reported Fiscal Year	Revenues (in millions)	Market Cap (in millions)	Headcount	Headcount Growth Over Previous Two Year Period	Revenue Growth Over Previous Two Year Period
Amazon.com	12/31/08	$19,166	$21,978	20,700	49%	79%
Apple	9/30/08	$32,479	$101,036	32,000	80%	68%
Cisco	7/31/09	$36,117	$127,424	65,550	7%	3%
eBay	12/31/08	$8,541	$17,910	16,200	29%	43%
Hewlett-Packard	10/31/09	$114,552	$112,203	304,000	106%	29%
IBM	12/31/08	$103,630	$112,916	398,455	12%	13%
Intel	12/31/08	$37,586	$81,539	83,900	-11%	6%
Microsoft	6/30/09	$58,437	$211,807	93,000	18%	14%
Oracle	5/31/09	$23,252	$98,092	86,000	15%	29%
Qualcomm	9/30/08	$11,142	$71,136	15,400	38%	48%
Yahoo!	12/31/08	$7,209	$17,009	13,600	19%	12%
Walt Disney	9/30/08	$37,843	$56,808	150,000	13%	10%
90th Percentile		$99,111	$125,973	288,600	77%	66%
75th Percentile		$42,992	$112,381	107,250	40%	44%
50th Percentile		$34,298	$89,815	74,725	19%	22%
25th Percentile		$17,160	$48,100	19,575	13%	12%
Google 2009	12/31/09	$23,651	$197,012	19,835	18%	43%
Google 2009 Percentile Rank		37%	98%	26%	47%	72%

In the first quarter of 2010, we reviewed our compensation against this set of peers and within the context of our market pay percentile targets, which are described in the Elements of Compensation section below. Based on this review, we decided to increase the base salaries for our named executive officers, other than Eric, Larry, and Sergey, to $500,000.

Any further changes to compensation in 2010 will be assessed against the peer group described above.

Elements of Compensation

Our named executive officer compensation program includes three main elements:

•	Base salary.

•	Cash bonuses.

•	Stock-based incentives in the form of stock options and GSUs.

In 2009 and going forward into 2010, we intend to generally align our named executive officer compensation against the market as follows:

Element of Compensation	Percentile
Base Salary	50th to 75th
Target Total Cash	75th
Target Equity	90th

We believe the resulting compensation mix supports our goal of providing primarily at risk compensation with significant upside potential for strong performance, as well as downside exposure for underperformance.

Pay Mix

The 2009 pay mix for our named executives, excluding Eric, Sergey, and Larry, is shown in the tables below. Total compensation for 2009 includes base salary, target bonus the fair value of equity grants made in 2009. Actual cash compensation for 2009 includes base salary and the 2009 actual bonuses approved by the LDC Committee.

2009 Total Compensation

Element of Compensation	Pay Mix (as percentage of total compensation)
Base Salary	2% to 4%
Target Bonus	3% to 6%
Equity	90% to 95%

2009 Actual Cash Compensation

Element of Compensation	Pay Mix (as percentage of actual cash compensation)
Base Salary	12% to 18%
2009 Actual Bonus	82% to 88%

Role of Executives in Determining Compensation

Our Senior Vice President of Business Operations and our Chief Executive Officer, together with the LDC Committee and our internal compensation team, review assessments of executive compensation practices at least annually against our defined comparative framework. Eric, our CEO, makes recommendations to the LDC Committee regarding Google executive pay practices, but the LDC Committee must approve any changes before they are made.

Individual Performance Measurement

At the beginning of 2009, our named executive officers, other than Eric, Sergey, and Larry, drafted their own performance goals, including operational, growth, and leadership goals for the organization, and agreed on them with Eric. At the end of the year, Eric, together with our internal compensation team, assessed each executive’s performance against his or her pre-established goals and provided the LDC Committee with a performance appraisal, which included a performance rating. The LDC Committee used this assessment to inform its discretion in determining the individual component of the cash bonus, which is described in further detail in the Cash Incentives section. This performance appraisal process was largely subjective, with much discretion exercised by our CEO and the LDC Committee. There is no specific weight given to any one individual goal or performance criterion. The assessment is based on our CEO and the LDC Committee’s determinations regarding how well the executive performed his or her job, and such assessment is qualitative, not quantitative, in nature. For example, when our CEO and the LDC Committee determined how well each executive grew his or her organization, they placed more importance on the quality of the new hires than on the number or percentage of people hired. The performance appraisal process is the same for each Google executive with the exception of Eric, Sergey, and Larry. Sergey and Larry are not measured against formal performance goals. Eric’s performance goals are set by the LDC Committee and subsequently reviewed by the full board on an annual basis. Eric, Sergey, and Larry do not receive any salary or plan-based bonus other than $1 per year.

Company Performance Measurement

Our Senior Vice President of Business Operations and Chief Executive Officer, working with our internal compensation team and upon consultation with the LDC Committee, proposed bonus funding metrics for our executive officer bonus plan for 2009. The proposed company performance metrics were based on non-GAAP operating income. The 2009 formula established a multiplier of 100% for non-GAAP operating income performance of $7.648 billion. Non-GAAP operating income consisted of GAAP income excluding stock-based compensation expense. The LDC Committee reviewed and approved the proposed performance metrics based on its assessment that the proposed goals were reasonable and aligned with stockholder interests. Google’s non-GAAP operating income year-end result for 2009 was $9.476 billion, which resulted in a multiplier of 200% for executives.

Base Salary

We view named executive officer base salaries as a tool that provides executives with a reasonable base level of monthly income relative to the jobs they are doing and market-competitive salaries. In 2004, Eric, Sergey, and Larry requested that their salaries each be reduced to $1 per year. However, due to their strong leadership and Google’s strong overall performance, we have offered each of them market-competitive salaries at the beginning of each year since 2005. Due to their own preferences not to receive salary compensation, Eric, Sergey, and Larry each rejected these offers and continue to receive base salaries of $1.

We establish base salaries for our other named executives based on the scope of their responsibilities, market data, and internal equity. We review salaries at least annually and may adjust them from time to time if needed to reflect changes in market conditions. Although we generally differentiate salaries by role and by individual for most positions at Google, we have continued to maintain the same salaries for the named executive officers other than Eric, Sergey, and Larry due to the similar scope of their overall organizational leadership responsibilities across Google. To determine salary recommendations for each executive, our CEO reviews the market data discussed above with Sergey and Larry and makes a recommendation to the LDC Committee or the full board of directors (as outlined in our charter) for review and final approval.

In the first quarter of 2010, the LDC Committee and board of directors reviewed our named executive officers’ base salaries, and decided to increase salaries for Patrick, Nikesh, Jonathan, and Alan to $500,000.

Cash Incentives

Executive Bonus Plan. Our executive bonus plan provided an annual variable cash incentive designed to motivate participants to achieve our financial and other performance objectives and reward executives for their achievements when those objectives are met. All of our named executive officers, other than Eric, Sergey, and Larry, participated in the executive bonus plan. Since 2004, the LDC Committee has offered Eric, Sergey, and Larry the opportunity to participate in each year’s executive bonus plan, but they have declined to participate.

We calculate bonuses using the following formula:

Annual Salary	x	Target Bonus Percentage	x	Individual Multiplier	x	Company Multiplier	=	Bonus Payout

In 2009, the Annual Salary for each participating named executive officer was $450,000 and the Target Bonus Percentage was 150%. The Individual and Company Multipliers are each derived based on performance and are equally weighted. The Individual Multiplier reflects each executive’s individual performance and is determined at the LDC Committee’s discretion based on the Individual Performance Measurement process described above. Individual performance that meets expectations yields a 100% multiplier. The Company Multiplier was determined based on pre-established non-GAAP operating income objectives as described in the Company Performance Measurement process above. The Company Multiplier is typically the same for all the named executive officers. Company performance that meets expectations yields a 100% multiplier.

If both individual and company performance had met expectations, then the bonus for our named executive officers would have been 150% of salary. Actual bonuses can range from zero to a maximum of $4.5 million under the executive bonus plan, based on performance.

While performance targets are established at levels that are intended to be achievable for both the Company Multiplier and the Individual Multiplier, a maximum bonus payout would require very high levels of both individual and company performance which we believe are possible, but highly unlikely to be achieved. In the five years of operating the executive bonus plan, we have not paid the maximum amount to an executive. Generally, the LDC Committee sets the target and maximum performance requirements such that relative difficulty of achievement is consistent from year to year.

Once the LDC Committee finalizes the performance goals, it has no discretion to modify them; however, the LDC Committee has reserved the discretion to reduce or eliminate any actual award under the executive bonus plan. In addition, the board of directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2009, our board of directors did not authorize any such discretionary bonus payments outside of the executive bonus plan to our executive officers.

Patrick joined Google on August 1, 2008. As an inducement to become our Chief Financial Officer and to offset accrued compensation he would have received with his former employer, we paid him a sign-on bonus of $1,000,000 in two installments. The first installment of $500,000 was paid upon hire and Patrick received a second sign-on bonus installment of $500,000 following the completion of six months of employment with Google on February 1, 2009.

	Executive Bonus Plan and Other Cash Compensation
Executive	Formula Executive Bonus Plan ($)	Bonus ($)(1)		Total Executive Bonus Plan & Other Cash ($)
Eric Schmidt	—	1,660		1,660
Sergey Brin	—	1,660		1,660
Larry Page	—	1,729		1,729
Patrick Pichette	2,022,300	501,738	(2)	2,524,038
Nikesh Arora	3,213,000	1,738		3,214,738
Alan Eustace	2,022,300	1,738		2,024,038
Jonathan Rosenberg	2,022,300	1,738		2,024,038

(1)	Includes 2009 holiday bonus, which generally represented $1,000 net of tax withholding for each employee.
(2)	This amount includes the second installment of Patrick’s sign-on bonus. The first installment was paid to Patrick upon hire in 2008.

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. We determine appropriate grant amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with the LDC Committee at least annually. Under our 2004 Stock Plan, we can grant stock options, GSUs, restricted stock, and other equity awards to employees, including our named executive officers.

From our initial public offering through the beginning of 2007, we granted no equity awards to our named executive officers. In 2007, the majority of the named executive officers’ previous equity grants became fully vested. Therefore, to meet our retention and business objectives discussed in the Overview section above, we made supplemental equity grants to these executives, excluding Eric, Sergey, and Larry. In 2008, we reviewed our named executive officers’ equity and determined that the magnitude of the 2007 supplemental grants was sufficient to help us meet our retention and business objectives through 2009. Therefore, in 2008, no equity awards were made to our named executive officers, other than Patrick’s new hire awards.

As part of our annual equity review in 2009, we formalized our equity granting practice to our named executive officers. Going forward, we generally intend to grant stock options and GSUs in the ratio of two stock options for each GSU biennially, and provide our named executive officers with larger grants every other year as opposed to smaller annual grants. We believe the ratio of these awards offers an appropriate balance between a leveraged upside opportunity and a reliable level of income.

On March 4, 2009, we made equity awards to our named executive officers, with the exception of Eric, Sergey, and Larry. We awarded the same number of options and GSUs to Jonathan and Alan because we view the scope of their leadership in and their contribution to the organization as equal. To increase Patrick’s ownership in Google and to recognize the immediate contribution he has made upon joining as our CFO, we granted him equity awards equal to twice that of other named executive officers at the time.

In March 2009, we promoted Nikesh Arora to a new role as President, Global Sales Operations and Business Development with overall responsibility for our global sales operations. To recognize his promotion and his taking on a larger role, we awarded a larger equity grant to Nikesh as compared to the typical named executive officer.

All equity grants were reviewed and approved by the LDC Committee within the context of our market 90th percentile equity target.

Name	Number of GSUs Granted (#)		Number of Options Granted (#)	Closing Price of Stock on March 4, 2009 ($)
Eric Schmidt	—		—	—
Sergey Brin	—		—	—
Larry Page	—		—	—
Patrick Pichette	34,138		68,276	318.92
Nikesh Arora	44,176	(1)	34,138	318.92	(1)
Alan Eustace	17,069		34,138	318.92
Jonathan Rosenberg	17,069		34,138	318.92

(1)	Nikesh received 17,069 GSUs on March 4, 2009 and 27,107 GSUs on April 15, 2009 in connection with his promotion. Google’s closing stock price on April 15, 2009 was $379.50.

As described previously in the Overview section, we seek to pay all of our employees in a way that supports our business objectives. Generally, this has resulted in all employees, including our named executive officers, participating in the same compensation programs. In keeping with this philosophy and to increase the retentive value of our equity programs for our named executive officers in 2009, we recommended and the LDC Committee approved the participation by our named executive officers, excluding Eric, Sergey, and Larry, in our Exchange Offer.

On March 9, 2009, we completed our Exchange Offer. This program allowed our employees, including our named executive officers, other than Eric, Sergey, and Larry, to exchange eligible options with an exercise price greater than $308.57 per share, on a one-for-one basis for replacement options. The exercise price per share of each replacement option was equal to $308.57, the closing price of our stock on March 6, 2009. Replacement options have a new vesting schedule determined by adding 12 months to each vesting date under the eligible options’ current vesting schedule. In addition, replacement options vested no sooner than six months after the Exchange Offer closed. This program was designed:

•

To address our concern over the number of employees with underwater outstanding stock options (stock options with exercise prices higher than the current market price per share of our Class A common stock).

•	To create better incentives for employees to remain at Google and contribute to achieving our business objectives.

Further details about our Exchange Offer are included in the Schedule TO-I we filed with the SEC on February 3, 2009, as amended.

Eric, Sergey, and Larry do not currently hold any stock options, and all of their stock holdings are fully vested. They requested not to be considered for additional equity grants in 2007 and 2009. The LDC Committee will continue to review their compensation opportunities on an ongoing basis and recommend changes, if needed, to maintain alignment with business objectives.

Risk Considerations

The LDC Committee believes that although the majority of compensation provided to our named executive officers is performance-based, the following risk oversight and compensation design features guard against excessive risk-taking:

•

The board of directors as a whole has responsibility for risk oversight. The board regularly reviews certain areas of focus of the relevant board committees. The committees regularly report on their deliberations to the board. In addition, the board reviews the strategic, financial, and execution risks and exposures associated with the financial, operational, and capital decisions that serve as inputs to our compensation programs (see pages 14—15 of this proxy statement for additional information about the role of the board of directors in the risk oversight process).

•

Through discussions with the CEO, the LDC Committee gains valuable insight regarding a reasonable range of future company performance expectations and we incorporate this information in the design of the funding structure of our executive bonus plan.

•

We have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our named executive officers.

•	Given that a high percentage of our overall pay mix for named executive officers is equity based:

•

We provide named executive officers with a competitive base salary to provide them with a steady income. This allows our named executive officers to focus more on Google’s long-term performance than on short-term stock price fluctuations.

•

We design our executive bonus plan to ensure our named executive officers remain focused on financial performance metrics that drive long-term shareholder value, such as revenue and non-GAAP operating income. At the same time, our use of equity balances against short-term decision making.

•	Equity grants typically vest over a four-year vesting period to encourage our named executive officers to maintain a long-term perspective.

•

Our named executive officers are subject to share ownership guidelines, as detailed below. This ensures that each named executive officer will hold a significant amount of Google equity to further align their interests with those of our stockholders over the long term.

•	We prohibit all hedging transactions involving our stock. As a result, our executive officers cannot insulate themselves from the effects of poor Google stock price performance.

Timing of Equity Grants

Pursuant to a policy adopted by the LDC Committee in 2005, the effective grant date for all ongoing equity awards to executive officers, members of our board of directors, and non-employee advisors is the first Wednesday of the month following the date on which the LDC Committee approves the grant, unless otherwise specified by our board of directors or the LDC Committee. All stock option grants to named executive officers are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. The LDC Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, Google does not time the release of material nonpublic information based on equity award grant dates.

Stock Ownership Guidelines

To align our named executive officers’ interests with those of our stockholders, the board of directors has instituted stock ownership guidelines as follows: (i) each director shall own at least 500 shares of Google stock; (ii) our Founders and our Chief Executive Officer shall own at least 7,500 shares of Google stock; and (iii) our Senior Vice Presidents shall own at least 2,000 shares of Google stock. Our directors shall have two years from the date they became a director of Google to come into compliance with these ownership requirements. Our executive officers shall have five years from the date they became executive officers of Google to come into compliance with these ownership requirements.

Transactions in Company Securities

Google has an insider trading policy, which among other things prohibits employees from hedging the economic risk of their ownership. No employee, including named executive officers, may engage in short sales of Google securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options or other derivative instruments on Google’s securities by employees, officers, and directors is prohibited. These same provisions also apply to our non-employee directors.

Post-Employment and Change of Control Payments

We have no agreements with any of our executive officers that provide for additional or accelerated compensation on the termination of the executive’s employment or a change of control of Google, except as set forth below.

Upon a change of control of Google and unless our board of directors or LDC Committee determines otherwise, if the successor corporation refuses to assume or substitute the equity awards held by our employees, including our named executive officers, unvested options and unvested GSUs will fully vest. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested options and unvested GSUs held by them as of December 31, 2009 had become fully vested as a result of a change of control. The estimated benefit amount of unvested options was calculated by multiplying the number of unvested options held by the applicable named executive officer by the difference between the closing price of our Class A common stock on December 31, 2009, which was $619.98, and the exercise price of the option. The estimated benefit amount does not take into account any premium from our TSO program. The estimated benefit amount of unvested GSUs was calculated by multiplying the number of unvested GSUs by the closing price of our Class A common stock on December 31, 2009, which was $619.98. No values are shown in the table below for Eric, Sergey, and Larry because they had no unvested options or GSUs as of December 31, 2009.

Name	Number of Unvested Options at December 31, 2009 (#)	Estimated Benefit of Unvested Options at December 31, 2009 ($)	Number of Unvested GSUs at December 31, 2009 (#)	Estimated Benefit of Unvested GSUs at December 31, 2009 ($)	Total Estimated Benefit ($)
Patrick Pichette	79,388	24,015,560	38,305	23,748,334	47,763,894
Nikesh Arora	57,299	17,490,153	69,481	43,076,831	60,566,984
Alan Eustace	56,639	17,284,623	23,319	14,457,314	31,741,937
Jonathan Rosenberg	73,458	27,627,971	23,319	14,457,314	42,085,285

162(m) Tax Deductibility

Internal Revenue Code Section 162(m) may preclude us from deducting certain forms of non-performance-based compensation in excess of $1,000,000 to named executive officers. In 2009, Google designed the executive bonus plan so that the payments made under it are eligible for deduction. In addition, the option awards, but not the GSUs, granted to our named executive officers in 2009 are performance-based and therefore Google will generally be entitled to deduct an amount equal to the amount of taxable income attributed to our named executive officers when they exercise these options.

Perquisites and Other Benefits

Our named executive officers, like our other employees, participate in various employee benefit plans, including medical and dental care plans, flexible spending accounts for healthcare, life, accidental death, and dismemberment and disability insurance, employee assistance programs (e.g., confidential counseling), and paid time off. As with our other employees, we also paid life insurance premiums for the benefit of our named executive officers, other than Eric, Sergey, and Larry.

In addition, we maintain a 401(k) Retirement Savings Plan for the benefit of all of our employees, including our named executives. In 2009, Google provided a company match equal to the greater of 100% of contributions up to $2,500; or 50% of contributions up to a maximum company match of $8,250 per employee, which executives also were able to receive. Google’s company match is fully vested to all employees, including executives, at the time of contribution. As is the case with all employees, named executives are not taxed on their contributions to the 401(k) Plan or earnings on those contributions until they receive distributions from the 401(k) Plan, and all Google contributions are deductible by us when made.

In 2009, Google paid for personal security and amounts related to the personal use of non-commercial aircraft for Eric. In addition, we made a cash relocation bonus to offset certain qualifying relocation expenses (e.g., temporary housing, new home closing costs) to Nikesh, pursuant to our North American Officer Relocation Policy.

We regularly review the perquisites that named executive officers receive.

No Additional Executive Benefit Plans

Since we do not generally differentiate the benefits we offer our named executives from the benefits we offer our other employees, we also do not maintain any executive retirement programs such as executive pension plans, deferred compensation plans, or other executive retirement benefits.

Leadership Development and Compensation Committee Report

The LDC Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the LDC Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2009 and this proxy statement.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Paul S. Otellini, Chair

L. John Doerr

Summary Compensation Table

The following table sets forth information regarding the compensation to Eric Schmidt, our Chief Executive Officer, Sergey Brin, and Larry Page, who run Google as a triumvirate, as well as our current Chief Financial Officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2009. We refer to these officers as the named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Eric Schmidt	2009	1		1,660	—	—		—	243,661	(4)	245,322
Chairman of the Board of Directors and Chief Executive Officer	2008	1		—	—	—		—	508,763	(5)	508,764
	2007	1		1,898	—	—		—	478,662	(6)	480,561

Sergey Brin	2009	1		1,660	—	—		—	—		1,661
President, Technology	2008	1		—	—	—		—	—		1
	2007	1		1,723	—	—		—	—		1,724

Larry Page	2009	1		1,729	—	—		—	570		2,300
President, Products	2008	1		—	—	—		—	—		1
	2007	1		1,723	—	—		—	—		1,724

Patrick Pichette	2009	450,000		501,738	10,887,291	10,815,604	(7)	2,022,300	9,810		24,686,743
Senior Vice President & Chief Financial Officer	2008	173,077	(8)	500,000	3,587,244	2,037,836		1,244,282	88,203	(9)	7,630,642

Nikesh Arora	2009	450,000		1,738	15,730,752	6,445,584	(10)	3,213,000	478,611	(11)	26,319,685
President, Global Sales & Business Development

Alan Eustace	2009	450,000		1,738	5,443,645	7,238,242	(12)	2,022,300	10,338		15,166,263
Senior Vice President, Engineering & Research	2008	450,000		—	—	—		1,376,251	—		1,826,251
	2007	450,000		1,843	8,964,600	5,053,960		1,681,763	—		16,152,166

Jonathan Rosenberg	2009	450,000		1,738	5,443,645	7,238,242	(13)	2,022,300	9,810		15,165,735
Senior Vice President, Product Management	2008	450,000		—	—	—		1,638,063	—		2,088,063
	2007	450,000		1,843	8,964,600	5,053,960		1,681,763	—		16,152,166

(1)

The amounts in the bonus column consist of the holiday bonus for 2007 and 2009, which generally represented $1,000 net of tax withholding for each employee, a peer bonus of $175 awarded to Eric in 2007, and Patrick’s sign-on bonus in 2008 and 2009.

(2)

Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards. The grant date fair value of each GSU award is measured based on the closing price of our Class A common stock on the date of grant.

(3)

Amounts reflect the aggregate grant date fair value of option awards as well as any modification charge computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to notes 1 and 12 to the consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on February 12, 2010.

(4)	Includes $233,542 for personal security and approximately $10,119 paid by Google on Eric’s behalf for costs related to aircraft chartered for Google business on which family and friends flew in 2009.
(5)

Consists of $402,562 for personal security and approximately $106,201 paid by Google on Eric’s behalf for costs related to aircraft chartered for Google business on which family and friends flew in 2008.

(6)

Consists of $474,662 for personal security and approximately $4,000 paid by Google on Eric’s behalf for costs related to aircraft chartered for Google business on which family and friends flew in 2007.

(7)	Reflects $10,178,481 in options granted for 2009 and $637,123 in exchanged options.
(8)	The amount reflects salary paid to Patrick from his hire date of August 1, 2008 to December 31, 2008.
(9)	Consists of $84,741 in relocation expenses pursuant to our North American Officer Relocation Policy and $3,462 as Google’s 401(k) company match.
(10)	Reflects $4,616,463 in options granted for 2009 and $1,829,121 in exchanged options.
(11)

Consists primarily of $465,000 to offset certain qualifying relocation expenses (e.g., temporary housing, new home closing costs), pursuant to our North American Officer Relocation Policy and $8,250 as Google’s 401(k) company match.

(12)	Reflects $5,089,240 in options granted for 2009 and $2,149,002 in exchanged options.
(13)	Reflects $5,089,240 in options granted for 2009 and $2,149,002 in exchanged options.

Grants of Plan-Based Awards in 2009

The following table provides information regarding the amount of awards under our 2009 executive bonus plan and equity awards granted in 2009 for each of the named executive officers.

Name	Grant Date				Equity Grants(2)
					All Other Stock Awards: Number of Share of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Eric Schmidt	—	—	—	—	—	—		—	—
Sergey Brin	—	—	—	—	—	—		—	—
Larry Page	—	—	—	—	—	—		—	—
Patrick Pichette		—	675,000	4,500,000		—		—	—
	3/9/2009	—	—	—		11,112	(3)	308.57	637,123
	3/4/2009	—	—	—	34,138	—		—	10,887,291
	3/4/2009	—	—	—		68,276		318.92	10,178,481
Nikesh Arora	—	—	675,000	4,500,000	—	—		—	—
	4/15/2009	—	—	—	27,107	—		—	10,287,107
	3/9/2009	—	—	—	—	8,050	(3)	308.57	218,891
	3/9/2009	—	—	—	—	7,000	(3)	308.57	414,193
	3/9/2009	—	—	—	—	10,000	(3)	308.57	591,704
	3/9/2009	—	—	—	—	12,000	(3)	308.57	604,334
	3/4/2009	—	—	—	17,069	—		—	5,443,645
	3/4/2009	—	—	—	—	34,138		318.92	4,616,462
Alan Eustace		—	675,000	4,500,000	—	—		—	—
	3/9/2009	—	—	—	—	40,000	(3)	308.57	2,149,002
	3/4/2009	—	—	—	17,069	—		—	5,443,645
	3/4/2009	—	—	—	—	34,138		318.92	5,089,240
Jonathan Rosenberg		—	675,000	4,500,000		—		—	—
	3/9/2009	—	—	—		40,000	(3)	308.57	2,149,002
	3/4/2009	—	—	—	17,069	—		—	5,443,645
	3/4/2009	—	—	—		34,138		318.92	5,089,240

(1)

The target incentive amounts shown in this column reflect our annual incentive plan awards originally provided under the Google Executive Bonus Plan and represent the target awards pre-established as a percent of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual 2009 Executive Bonus Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Stock awards and option awards are shown at their aggregate grant date fair value as well as any modification charge in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. The fair value of each GSU award is measured based on the closing price of our Class A common stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to notes 1 and 12 to the consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on February 12, 2010.

(3)	Represents options exchanged pursuant to our Exchange Offer.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock options and GSUs by the named executive officers at December 31, 2009. This table includes outstanding option awards as well as unvested GSUs. Each equity grant is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Eric Schmidt	—		—	—	—	—	—	—
Sergey Brin	—		—	—	—	—	—	—
Larry Page	—		—	—	—	—	—	—
Patrick Pichette	3/9/2009	(2)(3)	—	11,112	308.57	8/6/2018	—	—
	8/6/2008	(4)	—	—	—	—	4,167	2,583,457
	3/4/2009	(5)		68,276	318.92	3/4/2019
	3/4/2009	(6)	—	—	—	—	34,138	21,164,877
Nikesh Arora	3/5/2008	(6)	—	—	—	—	25,305	15,688,594
	3/4/2009	(5)	—	34,138	318.92	3/4/2019	—	—
	3/4/2009	(6)	—	—	—	—	17,069	10,582,439
	3/9/2009	(2)(7)	1,683	5,367	308.57	5/17/2016	—	—
	3/9/2009	(2)(8)	4,400	5,750	308.57	11/22/2016	—	—
	3/9/2009	(2)(9)	1,916	7,084	308.57	10/5/2017	—	—
	3/9/2009	(2)(10)	1,040	4,960	308.57	10/5/2017	—	—
	4/15/2009	(6)	—	—	—	—	27,107	16,805,798
Alan Eustace	3/9/2009	(2)(11)	17,499	22,501	308.57	3/1/2017	—	—
	3/1/2007	(6)	—	—	—	—	6,250	3,874,875
	3/4/2009	(5)	—	34,138	318.92	3/4/2019	—	—
	3/4/2009	(6)	—	—	—	—	17,069	10,582,439
Jonathan Rosenberg	7/18/2003	(12)	20,050	—	5.00	7/18/2013	—	—
	3/9/2009	(2)(11)	17,499	22,501	308.57	3/1/2017	—	—
	3/1/2007	(6)	—	—	—	—	6,250	3,874,875
	3/4/2009	(5)	—	34,138	318.92	3/4/2019	—	—
	3/4/2009	(6)	—	—	—	—	17,069	10,582,439

(1)

The market value of unvested GSUs is calculated by multiplying the number of unvested GSUs held by the applicable named executive officer by the closing price of our Class A common stock on December 31, 2009 ($619.98).

(2)

On March 9, 2009, we completed our Exchange Offer. Each of Nikesh Arora, Patrick Pichette, Jonathan Rosenberg, and Alan Eustace exchanged all of their eligible options for replacement options. Replacement options have a new vesting schedule determined by adding 12 months to each vesting date from the original options’ vesting schedule. In addition, replacement options vested no sooner than six months after the Exchange Offer closed. The exercise price per share of each replacement option is $308.57, the closing price of our Class A common stock on March 6, 2009.

(3)

The vesting schedule of the replacement option is as follows: (i) 25% of such shares shall vest on August 1, 2010, and (ii) 1/48th of such shares shall vest each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(4)

GSUs entitle the reporting person to receive one share of our Class A common stock for each share underlying the GSU as the GSU vests. These GSUs vest as follows: 910 of the GSUs shall vest 6 months after August 1, 2009, subject to continued employment with Google. If employment is terminated prior to the six month vesting date, other than as a result of resignation, 910 of the GSUs will immediately vest. Another 910 of the GSUs shall vest 12 months after August 1, 2009, subject to continued employment with Google. If employment is terminated after six months but prior to the 12 month vesting date, other than as a result of resignation, 910 of the GSUs will immediately vest. 5,556 of the GSUs shall vest annually at a rate of 1/4 each year over four years, beginning on August 1, 2009, subject to continued employment with Google on such vesting dates.

(5)

Shares subject to this option began vesting on March 4, 2009 (vesting commencement date) as follows: (i) 25% of such shares shall vest 12 months after the vesting commencement date, and (ii) 1/48th of shares shall vest each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(6)

These GSUs vest as follows: 1/4th of GSUs shall vest 12 months after the grant date, and 1/16th of shares shall vest each quarter thereafter until all shares are fully vested, subject to continued employment with Google on the applicable vesting dates.

(7)

The vesting schedule of the replacement option is as follows: (i) 1,749 shares vested on September 9, 2009, (ii) 2,101 shares shall vest ratably over 9 months starting on September 17, 2009 until May 17, 2010, and (iii) 350 shares shall vest each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(8)

The vesting schedule of the replacement option is as follows: (i) 5,250 shares vested on September 9, 2009, and (ii) 1/48th of the total option shall vest on September 22, 2009 and each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(9)

The vesting schedule of the replacement option is as follows: (i) 2,500 shares vested on October 5, 2009, and (ii) 1/48th of the total option shall vest each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(10)

The vesting schedule of the replacement option is as follows: (i) 1,750 shares vested on October 5, 2009, and (ii) 1/48th of the total option shall vest each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(11)

The vesting schedule of the replacement option is as follows: (i) 14,999 shares vested on September 9, 2009, and (ii) 1/48th of the total option shall vest on October 1, 2009 and each month thereafter until the option is fully vested, subject to continued employment with Google on the applicable vesting dates.

(12)

Shares subject to this option began vesting on February 26, 2006 (vesting commencement date) as follows: (i) 15% of such shares shall vest on the one year anniversary of the vesting commencement date, (ii) 17.5% of such shares shall vest in the second year of vesting, (iii) 20% of such shares shall vest in the third year of vesting, (iv) 22.5% of such shares shall vest in the fourth year of vesting, and (v) 25% of such shares shall vest in the fifth year of vesting; provided that shares vesting in each of the years following the one year anniversary of the vesting commencement date vest in the respective amounts described above ratably at the end of each month. The option provides for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information for the named executive officers on stock option exercises and sales of vested stock options under our TSO Program during 2009, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Eric Schmidt	—	—		—	—
Sergey Brin	—	—		—	—
Larry Page	—	—		—	—
Patrick Pichette	—	—		3,209	1,326,634
Nikesh Arora	11,153	2,433,714	(3)	22,180	8,827,372
Alan Eustace	14,395	5,290,445		5,000	2,249,863
Jonathan Rosenberg	12,553	5,331,996		5,000	2,249,863

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated based on the closing sales price of the underlying stock on The NASDAQ Global Select Market on the day before vesting.
(3)

The value realized upon exercise includes a TSO premium of $291,113. The TSO premium is calculated as the difference between (a) the sale price of the TSO, and (b) the intrinsic value of the TSO, which we define as the excess, if any, of the price of our Class A common stock at the time of the sale over the exercise price of the TSO.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2009. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below. The table does not include the additional shares that may be issuable pursuant to the proposed amendment to add an additional 6,500,000 shares to the 2004 Stock Plan that is the subject of Proposal No. 3 of this proxy statement.

Plan Category	Class of Common Stock	(a) Common shares to be issued upon exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options(1) ($)	(c) Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our stockholders	Class B	315,960	(2)	6.22	—

Equity compensation plans approved by our stockholders	Class A	12,420,441	(3)	307.00	14,266,460	(4)

Equity compensation plans not approved by our stockholders	Class A	40,087	(5)	42.11	—

Total	Class B	315,960		6.22	—

Total	Class A	12,460,528		306.61	14,266,460

Total	Class A and Class B	12,776,488		298.73	14,266,460

(1)	The weighted average exercise price is calculated based solely on the outstanding options.
(2)	Includes options to purchase shares outstanding under our 1998 Stock Plan, 2000 Stock Plan and 2003 Stock Plan (No. 2).
(3)	Includes options and rights to acquire shares outstanding under our 2003 Stock Plan, 2003 Stock Plan (No. 3) and 2004 Stock Plan.
(4)

Represents shares of common stock available for issuance under our 2004 Stock Plan. Shares available for issuance under our 2004 Stock Plan can be granted pursuant to stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares and any other stock based award selected by the plan administrator.

(5)

Consists of common shares to be issued upon exercise of outstanding options under the following plans which have been assumed by us in connection with certain of our acquisition transactions: the 1999 Stock Option/Stock Issuance Plan assumed by us in connection with our acquisition of Applied Semantics, Inc. in April 2003, the 2001 Stock Plan assumed by us in connection with our acquisition of Picasa in July 2004, the 2000 Equity Incentive Plan assumed by us in connection with our acquisition of Keyhole, Inc. in October 2004, the YouTube Stock Plan assumed by us in connection with our acquisition of YouTube, Inc. in November 2006 and the DoubleClick Stock Plan assumed by us in connection with our acquisition of Click Holding Corp. in March 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table sets forth the fees paid or accrued by us for the audit and other services provided or to be provided by Ernst & Young LLP (“E&Y”) during the years ended December 31, 2008 and 2009 (in thousands):

	2008	2009
Audit Fees(1)	$11,670	$12,942
Audit Related Fees(2)	—	—
Tax Fees(3)	358	559

Total Fees	$12,028	$13,501

(1)

Audit Fees: This category represents fees for professional services provided or to be provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other regulatory or statutory filings for which we have engaged E&Y.

(2)	Audit Related Fees: This category consists primarily of attest services related to information systems.
(3)	Tax Fees: This category consists of tax compliance, tax planning, and tax advice including foreign tax return preparation and requests for rulings or technical advice from tax authorities.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by E&Y to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent auditor is allowed to provide;

•	The total amount of such services is less than or equal to $100,000 during the fiscal year in which the services are provided; and

•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the “Committee”) of the board of directors is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of NASDAQ and the SEC. The Committee operates pursuant to a charter that is available on the Investor Relations section of our website at http://investor.google.com/committee_audit.html. To view the charter, select “Board Committees” under “Corporate Governance” and then “Audit Committee Charter”.

The Committee oversees Google’s financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation, and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting. Google’s independent auditors are responsible for expressing an opinion as to the conformity of Google’s consolidated financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting.

In performing its responsibilities, the Committee has reviewed and discussed, with management and the independent auditors, the audited consolidated financial statements in Google’s Annual Report on Form 10-K for the year ended December 31, 2009. The Committee has also discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence, the Committee received written disclosures and the letter from the independent auditors, and discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee unanimously recommended to the board of directors that the audited consolidated financial statements be included in Google’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE
Ann Mather, Chair
L. John Doerr
K. Ram Shriram

* * * * *

APPENDIX A

GOOGLE INC.

2004 STOCK PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Stock Based Awards.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Award Transfer Program” means any program instituted by the Administrator which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator.

(g) “Awarded Stock” means the Common Stock subject to an Award.

(h) “Board” means the Board of Directors of the Company.

(i) “Cash Position” means the Company’s level of cash and cash equivalents.

(j) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and within three (3) years from the date of such acquisition, a merger or consolidation of the Company with or into the person (or affiliate thereof) holding such beneficial ownership of securities of the Company is consummated; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes of this Section, “affiliate” will mean, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise).

(k) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(l) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(m) “Common Stock” means the Class A Common Stock of the Company, or in the case of Performance Units and certain Other Stock Based Awards, the cash equivalent thereof.

(n) “Company” means Google Inc., a Delaware corporation, or any successor thereto.

(o) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(p) “Controllable Profits” means as to any Plan Year, a business unit’s Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

(q) “Customer Satisfaction MBOs” means as to any Participant for any Plan Year, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

(r) “Director” means a member of the Board.

(s) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(t) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(u) “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(v) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

(y) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(z) “Fiscal Year” means the fiscal year of the Company.

(aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(bb) “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

(cc) “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles, provided that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

(dd) “New Orders” means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s Order Recognition Policy.

(ee) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(gg) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(hh) “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

(ii) “Option” means a stock option granted pursuant to the Plan.

(jj) “Other Stock Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12.

(kk) “Outside Director” means a Director who is not an Employee.

(ll) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(mm) “Participant” means the holder of an outstanding Award granted under the Plan.

(nn) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Controllable Profits, (d) Customer Satisfaction MBOs, (e) Earnings Per Share, (f) Individual Objectives, (g) Net Income, (h) New Orders (i) Operating Cash Flow, (j) Operating Income, (k) Return on Assets, (l) Return on Equity, (m) Return on Sales, and (n) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, in absolute or relative terms (including passage of time and/or against another company or companies), on a per share basis, against the performance of the Company as a whole or any segment of the Company, and on a pre-tax or after-tax basis.

(oo) “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(pp) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(qq) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(rr) “Plan” means this 2004 Stock Plan.

(ss) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 8, Section 11 or Section 12 of the Plan or issued pursuant to the early exercise of an Option.

(tt) “Restricted Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Section 11 of the Plan.

(uu) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(vv) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(ww) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(xx) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(yy) “Section 16(b)” means Section 16(b) of the Exchange Act.

(zz) “Service Provider” means an Employee, Director or Consultant.

(aaa) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(bbb) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a SAR.

(ccc) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ddd) “Total Shareholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

(eee) “Unvested Awards” means Options or Restricted Stock that (i) were granted to an individual in connection with such individual’s position as a Service Provider and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 43,931,660. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan (i) with respect to any portion of an Award that is settled in cash, or (ii) to the extent such Shares are withheld in satisfaction of tax withholding obligations. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, the number of Shares so tendered shall again be available for issuance pursuant to future Awards under the Plan. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan.

(b) Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

(vii) to institute an Exchange Program;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(x) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiv) to implement an Award Transfer Program;

(xv) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xvi) to determine whether Awards will be adjusted for Dividend Equivalents;

(xvii) to create Other Stock Based Awards for issuance under the Plan;

(xviii) to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xix) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xx) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock Units and Other Stock Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

(c) 162(m) Limitation. The following limitations shall apply to Awards under the Plan:

(i) Option and SAR Share Annual Limit. No Service Provider will be granted, in any Fiscal Year, Options and/or SARs to purchase more than 1,000,000 Shares.

(ii) Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares Annual Limit. No Service Provider will be granted, in any Fiscal Year, Restricted Stock, Restricted Stock Units, Performance Units and/or Performance Shares to purchase more than 500,000 Shares.

(iii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units, Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(iv) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15 of the Plan.

(v) If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15 of the Plan), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Stock Options.

(a) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the Record Date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan on the date one (1) month following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan on the date one (1) month following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death, or to the extent it vests pursuant to Section 23(a)(i) hereof (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Subject to Section 6(c)(ii) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. Subject to Section 6(c)(i) of the Plan, the Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d)(ii), 7(d)(iii) and 7(d)(iv) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(h) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 6(c)(ii), the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/ Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Restricted Stock Units. Restricted Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

12. Other Stock Based Awards. Other Stock Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including any dividend and/or voting rights.

13. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend (excluding an ordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, then the Administrator shall appropriately adjust the number and class of Shares which may be delivered under the Plan, the 162(m) annual share issuance limits under Section 6(c) of the Plan, and the number, class, and price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control.

(i) Stock Options and SARS. In the event of a merger or Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Options and SARs granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(ii) Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units and Other Stock Based Awards. In the event of a merger or Change in Control, each outstanding Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit awards shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Awards, including Shares as to which it would not otherwise be vested. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award or Restricted Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award or Restricted Stock Unit including as to Shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. Subject to Section 20 of the Plan, no amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Vesting Acceleration of Awards Upon Death.

(a) Stock Options and SARs.

(i) Non-Officer Participants. If a Participant dies while a Service Provider, and at the time of such Participant’s death the Participant is not an Officer, all Shares covered by the unvested portion of each outstanding Option and SAR held by the Participant will immediately accelerate upon the Participant’s death and become exercisable pursuant to Section 7(d)(iv) hereof.

(ii) Officers. If a Participant dies while a Service Provider, and at the time of such Participant’s death the Participant is an Officer, the Shares covered by the unvested portion of each outstanding Option and SAR held by the Participant as of the Participant’s death will immediately revert to the Plan on the date one (1) month following the Participant’s death, and the Participant will not be entitled to exercise such Shares pursuant to Section 7(d)(iv) hereof; provided, however, that all Shares covered by the vested portion of the Option or SAR, as applicable, shall remain exercisable pursuant to Section 7(d)(iv) hereof.

(b) Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units and Other Stock Based Awards. If a Participant dies while a Service Provider, and at the time of such Participant’s death the Participant is not an Officer, then each outstanding Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award or Restricted Stock Unit held by the Participant upon the Participant’s death will vest, including as to Shares which would not otherwise be vested, and with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% on-target levels and all other terms and conditions met. Participants who are Officers at the time of their death will not be entitled to such accelerated vesting.

INFORMATION CONCERNING GOOGLE’S ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

We are pleased to invite you to attend Google’s Annual Meeting of stockholders to be held on Thursday, May 13, 2010 at 2:00 p.m., local time, at Google’s headquarters located at:

1600 Amphitheatre Parkway

Mountain View, California 94043

(650) 253-0000

Check-in begins at 12:30 p.m.

Meeting begins at 2:00 p.m.

If You Plan to Attend the Annual Meeting:

•

It is important that you let us know in advance by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or internet, indicating your plans when prompted.

•

Please note that space limitations make it necessary for us to limit attendance to our stockholders—Google stockholders as of the close of business on March 15, 2010 are entitled to attend our Annual Meeting.

•	Admission will be on a first-come, first-served basis. Please note that check-in and registration begin at 12:30 pm. Google will be serving lunch to attendees.

•	Each stockholder should be prepared to present:

(1)	Valid photo identification, such as a driver’s license or passport; and

(2)	Stockholders holding their shares through a broker, bank, trustee, or nominee will need to bring proof of beneficial ownership as of the Record Date, such as their most recent account statement reflecting their stock ownership prior to March 15, 2010 or a copy of the voting instruction card provided by their broker, bank, trustee, or nominee or similar evidence of ownership.

•	Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

•	Please allow ample time for check-in. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.

•	You must be registered to be admitted to the meeting. Registration will take place at the Shoreline Amphitheatre.

•

If you are a beneficial owner, like a vast majority of our stockholders, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described in the proxy statement so that your vote will be counted if you later decide not to attend the meeting.

Directions to Shoreline Amphitheatre from either San Jose or San Francisco:

(1)	Follow Route 101 to the Rengstorff/Amphitheatre Parkway exit.

(2)	Follow the signs to the Amphitheatre (cross back over 101 if you are coming from the north/just stay right if you are coming from the south).

(3)	Go through the signal at Charleston Road and continue on Amphitheatre Parkway. You will pass Google on your right.

(4)	Turn left at Bill Graham Parkway and follow the signs to Lot C.

A shuttle bus will be available to take you to our headquarters for the Annual Meeting.

If You Want to Participate in the Question and Answer Portion of the Annual Meeting without Attending the Annual Meeting:

•	This year we are using Google Moderator to make it very easy for you to participate in the question and answer portion of the Annual Meeting.

•	You can use Google Moderator to help us pick the questions most relevant to our Annual Meeting.

•	Please go to the Investor Relations section of our web site at investor.google.com in the days leading up to the Annual Meeting to vote for the questions you care about and submit your own.

GoogleTM

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000004

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available You can vote 24 hours by internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on internet May 13, or 2010. telephone must be received by

Vote by internet

• Log on to the internet and go to www.envisionreports.com/goog

• Click on Annual Meeting.

• Follow the steps outlined on the secure website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:

01—Eric Schmidt

04—L. John Doerr

07—Paul S. Otellini

For Withhold

02—Sergey Brin

05—John L. Hennessy

08—K. Ram Shriram

For Withhold

03—Larry Page

06—Ann Mather

09—Shirley M. Tilghman

For Withhold

B Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3 and AGAINST Proposals 4, 5 and 6.

2. The ratification of Ernst & Young LLP as Google’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. The approval of an amendment to Google’s 2004 Stock Plan to increase the number of authorized shares of Class A common stock issuable under the plan by 6,500,000.

For Against Abstain

4. A stockholder proposal regarding a sustainability report, if properly presented at the meeting.

5. A stockholder proposal regarding online advertising, privacy, and sensitive information, if properly presented at the meeting.

6. A stockholder proposal regarding the adoption of human rights principles with respect to business in China, if properly presented at the meeting.

For Against Abstain

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD.

C 1234567890

J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1	U P X 0 2 4 9 6 4 1

<STOCK#> 015M7B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Google Inc.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2010.

You hereby authorize Eric Schmidt, Patrick Pichette and David Drummond, or any of them, each with full power of substitution, to represent and vote your shares, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of stockholders of Google Inc., on May 13, 2010 or at any postponement or adjournment thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Items 4, 5 and 6.

In their discretion, Eric Schmidt, Patrick Pichette and David Drummond, or any of them, are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3 “AGAINST” PROPOSALS 4, 5 and 6 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3 AND A VOTE “AGAINST” ITEMS 4, 5 AND 6.

D Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below provide Please sign full name exactly of as corporation your name(s) and title appear of authorized on the proxy. officer If held signing in joint the tenancy, proxy. all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD.